EXHIBIT 2.2

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

DOLPHIN DIGITAL MEDIA, INC.,

DDM MERGER SUB, INC.,

DOLPHIN FILMS INC.

AND

DOLPHIN ENTERTAINMENT, INC.

Dated as of October 14, 2015

i

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A                      Definitions and Defined Terms
Exhibit B                      Form of Articles of Merger
Exhibit C                      Series B Certificate of Designation
Exhibit D                      Series C Certificate of Designation

SCHEDULES

Schedule 3.3(a)	Conflicts
Schedule 3.3(b)	Consents of Third Parties
Schedule 3.4(b)	Exceptions to Capitalization
Schedule 3.5(a)	Subsidiaries
Schedule 3.5(b)	Other Ownership Interests
Schedule 3.6(a)(i)	Financial Statements
Schedule 3.6(c)	Liabilities
Schedule 3.7	Certain Developments
Schedule 3.8(b)	Tax Audits
Schedule 3.8(c)	Agreements Relating to Allocation of Tax Payments
Schedule 3.10	Exceptions to Title to Tangible Personal Property; Personal Property Leases
Schedule 3.11	Intellectual Property
Schedule 3.12(a)	Material Contracts
Schedule 3.12(b)	Exceptions to Material Contracts
Schedule 3.14	Litigation
Schedule 3.15(b)	Permits
Schedule 3.18	Insurance Policies
Schedule 3.19	Related Party Transactions

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 14, 2015, is entered into by and among Dolphin Digital Media, Inc., a Florida corporation (“Parent”), DDM Merger Sub, Inc., a Florida corporation and a direct wholly-owned subsidiary of Parent (“Merger Subsidiary”), Dolphin Films, Inc., a Florida corporation and a direct wholly-owned subsidiary of the Company Shareholder (the “Company”), and Dolphin Entertainment, Inc., a Florida corporation (the “Company Shareholder”).

RECITALS

WHEREAS, the parties wish to effectuate an acquisition of the Company by Parent through a merger of Merger Subsidiary with and into the Company (the “Merger”) pursuant to the Florida Business Corporation Act (as amended, the “FBCA”), upon the terms and subject to the conditions of this Agreement;

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated hereby (collectively, the “Transactions”), taken together, are at a price and on terms that are fair to, advisable and in the best interests of the Company and the Company Shareholder (the Company’s sole shareholder) and (ii) adopted resolutions adopting and approving this Agreement and the Transactions, including the Merger, and recommending the approval by the Company Shareholder, as the Company’s sole shareholder, of this Agreement, the Merger and the other Transactions;

WHEREAS, immediately following the execution and delivery of this Agreement, the Company Shareholder, as the sole shareholder of the Company, will execute a written consent adopting and approving this Agreement and the Transactions;

WHEREAS, each of the board of directors of Parent (the “Parent Board”) acting upon the unanimous recommendation of a committee of the Board consisting only of independent directors of the Parent (the “Special Committee”) and the board of directors of Merger Subsidiary has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of each of Parent and Merger Subsidiary and their respective shareholders, other than Mr. William O’Dowd, and (ii) adopted resolutions adopting and approving this Agreement and the Transactions, including the Merger;

WHEREAS, pursuant to the Merger, all of the issued and outstanding shares of the Company’s Common Stock, par value $1.00  per share (the “Common Stock”), will be converted into the right to receive the Closing Date Merger Consideration (as defined herein), payable as set forth herein;

WHEREAS, the Company, Merger Subsidiary, Parent and the Company Shareholder desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the premises, which are incorporated into and made part of this Agreement, and of the mutual representations, warranties, covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1. Definitions and Defined Terms.  Unless the context otherwise requires or as otherwise defined herein, capitalized terms used in this Agreement shall have the respective meanings set forth in Exhibit A.

Section 1.2. Rules of Construction.

(a) All article, section, schedule and exhibit references in this Agreement are to the articles and sections of, and the schedules and exhibits to, this Agreement unless otherwise specified.  The schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).  Terms defined in the singular have the corresponding meanings in the plural, and vice versa.  Unless the context of this Agreement clearly requires otherwise, the word “or” shall not be exclusive.  Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa.  The terms “includes” and “including” shall mean “including without limitation.”  The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.  Unless the context of this Agreement clearly requires otherwise, the phrases “the date of this Agreement” and “date hereof,” and phrases of similar import, shall be deemed to refer to the date set forth in the preamble of this Agreement.

(c) References to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rule or regulation, in each case, as amended or otherwise modified from time to time.

(d) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(e) The parties hereto acknowledge that each party hereto and its attorney has reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.  Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

(f) Titles and headings to sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(g) All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.

(h) Unless otherwise stated, accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II
THE MERGER

Section 2.1. The Merger.  At the Effective Time, on the terms and subject to the conditions set forth in this Agreement, Merger Subsidiary shall be merged with and into the Company in accordance with the FBCA, whereupon the separate existence of Merger Subsidiary shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) under the Laws of the State of Florida.  The Merger shall have the effects set forth in Section 607.1106 of the FBCA and other applicable Law.  Accordingly, from and after the Effective Time, the Surviving Corporation shall have all the properties, rights, privileges, powers, interests and franchises and shall be subject to all restrictions, disabilities, debts, duties and Liabilities of the Company and Merger Subsidiary.

Section 2.2. Effective Time.  Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Subsidiary shall cause articles of merger, substantially in the form of Exhibit B (the “Articles of Merger”), to be executed and filed with the Secretary of State of the State of Florida in accordance with the FBCA and shall make all other filings or recordings required under the FBCA.  The Merger shall become effective at such time as the Articles of Merger have been accepted for filing by the Secretary of State of the State of Florida or at such later time as is set forth in the Articles of Merger (the “Effective Time”).

Section 2.3. Time and Place of Closing.  The closing of the Transactions shall take place at 10:00 a.m., Miami, Florida time, on the date which is the third (3rd) Business Day following the date on which all of the conditions to the obligations of the parties set forth in Article VIII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but the Closing shall be subject to the satisfaction or, if permissible, waiver of those conditions) have been satisfied or waived as provided therein (the “Closing”), or at such other time and place as may be agreed by the parties hereto.  The Closing shall take place at the offices of Greenberg Traurig, P.A., located at 333 Avenue of the Americas, Suite 4400, Miami, Florida 33131.  The parties hereby agree that the Closing may take place by delivery of the documents to be delivered at the Closing by facsimile or other electronic transmission.  All deliveries, payments and other transactions and documents relating to the Closing shall be interdependent and none shall be effective unless or until all are effective (except for any of same as to which the party entitled to the benefit thereof has expressly waived satisfaction or performance thereof as a condition precedent to the Closing).  Subject to the provisions of Article X, failure to consummate the Merger and the other Transactions on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

Section 2.4. Articles of Incorporation and Bylaws.

(a) As of the Effective Time, the articles of incorporation of Merger Subsidiary as in effect immediately prior to the Effective Time shall be amended and restated pursuant to the terms set forth in the Articles of Merger and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable Law.

(b) As of the Effective Time, the Bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (except that the name of the corporation set forth therein shall be changed to the name of the Company) until amended in accordance with applicable Law.

Section 2.5. Board of Directors.  The Board of Directors of Merger Subsidiary immediately prior to the Effective Time shall be the Board of Directors of the Surviving Corporation at the Effective Time, to serve until their successors have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

Section 2.6. Management.  The officers of Merger Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Corporation at the Effective Time, to serve until their successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

Section 2.7. Effect on Stock.  As of the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Subsidiary, the Company or the Company Shareholder:

(a) All of the shares of Common Stock issued and outstanding shall be converted solely into the right to receive, upon the surrender of the certificate(s) formerly representing such shares of Common Stock, in accordance with this Agreement (including Section 2.8) and at the times set forth herein, the Closing Date Merger Consideration.

(b) Each share of Merger Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time will be converted into and become one (1) fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation, and such common stock of the Surviving Corporation issued on that conversion will constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation immediately following the Effective Time.

(c) The Company Shareholder hereby forever waives any and all rights of appraisal and any dissenters’ rights to which the Company Shareholder may have been entitled pursuant to F.S. 607.1301-607.1333 of the FBCA with respect to the Transactions.

Section 2.8. Closing Date Merger Consideration.

(a) The aggregate purchase price for the Shares shall be an amount equal to 2,300,000 shares of Series B Convertible Preferred Stock with such rights and obligations as set forth in the Series B Preferred Stock Certificate of Designation as set forth in Exhibit C plus 1,000,000 shares of Series C Convertible Preferred Stock with such rights and obligations as set forth in the Series C Preferred Stock Certificate of Designation as set forth in Exhibit D (together, the “Closing Date Merger Consideration”);

(b) At or prior to the Closing, Parent shall deliver stock certificates to the Company Shareholder representing the Closing Date Merger Consideration in the name of the Company Shareholder.

Section 2.9. Closing Deliverables; Transactions at Closing.

(a) At or prior to the Closing, the Company and/or the Company Shareholder, as applicable, will deliver to Parent the documents and other deliverables required to be delivered by the Company and/or the Company Shareholder, as applicable, pursuant to Section 8.2.

(b) At or prior to the Closing, Parent and/or Merger Subsidiary, as applicable, will deliver to the Company, the Company Shareholder and any other Person specified therein as a recipient on behalf of any Acquired Company or the Company Shareholder, as applicable the documents and other deliverables required to be delivered by Parent and/or Merger Subsidiary, as applicable, pursuant to Section 2.8 and/or Section 8.3.

(c) In addition to and not in limitation of the foregoing, at the Closing, Parent and Merger Subsidiary shall deliver to the Company and the Company Shareholder, and the Company and the Company Shareholder shall deliver to Parent, such other documents or instruments as are reasonably requested by such requesting party in order to consummate the Transactions (including the Merger).

Section 2.10. Further Action.  If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or otherwise are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, all rights, title and interests in all property and all privileges, powers and franchises of the Acquired Companies and Merger Subsidiary, then the proper officers and directors of the Surviving Corporation shall be authorized, in the name and on behalf of the Acquired Companies and Merger Subsidiary, to execute and deliver all such proper assignments and assurances in law and do all things commercially reasonable and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY
AND THE OTHER ACQUIRED COMPANIES

Except as otherwise disclosed to Parent in the disclosure schedules referenced in this Article III and delivered to Parent by the Company (the “Company Disclosure Schedules”), the Company Shareholder represents and warrants to Parent with respect to the Company and the other Acquired Companies as follows:

Section 3.1. Organization and Good Standing.  Each Acquired Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now conducted.  Each Acquired Company is duly qualified or authorized to do business as a foreign entity and is in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.  The Company has made available to Parent complete and correct copies of (a) the articles of incorporation or other comparable organizational document, as applicable, of each Acquired Company and (b) the by-laws, operating or limited liability company agreements or other comparable governing documents, as applicable, and all amendments thereto of each Acquired Company, in each case as in effect on the date hereof.

Section 3.2. Authorization.  The Company has all corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the consummation of the Transactions (collectively, the “Company Documents”) and to consummate the Transactions.  The execution and delivery of this Agreement and the Company Documents by the Company and the consummation by the Company of the Transactions have been duly authorized by all requisite corporate action on the part of the Company.  This Agreement has been, and, when executed and delivered by the Company, each of the Company Documents will be, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and each other Company Document constitutes (or when executed and delivered by the Company will constitute) the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions (as hereinafter defined).

Section 3.3. Conflicts; Consents of Third Parties.

(a) Except as set forth in Schedule 3.3(a), and provided that the notifications and approvals set forth in Schedule 3.3(b) or referenced in Section 3.3(b) are made or obtained, as applicable, none of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation by the Company of the Transactions, or compliance by the Company with any of the provisions hereof or thereof will: (i) conflict with, or result in any violation of, breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, acceleration, modification or loss of any material benefit under, any provision of (1) the articles of incorporation and by-laws or comparable organizational documents of any Acquired Company; (2) any Material Contract, or Permit to which any Acquired Company is a party or by which any of the properties or assets of any Acquired Company are bound or affected; (3) any Order of any Governmental Authority applicable to any Acquired Company or by which any of the properties or assets of any Acquired Company are bound; or (4) any applicable Law, or (ii) cause the creation of any Lien upon any of the assets of any Acquired Company.

(b) Except as set forth in Schedule 3.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration, registration or filing with, or notification to, any Person or Governmental Authority is required on the part of any Acquired Company in connection with the execution and delivery of this Agreement or the Company Documents or the compliance by the Company with any of the provisions hereof or thereof, or the consummation of the Transactions, except for the filing of a Articles of Merger with the Secretary of State of the State of Florida.

Section 3.4. Capitalization.

(a) The authorized capital stock of the Company consists of one hundred (100) shares of Common Stock.  There are one hundred (100) shares of Common Stock issued and outstanding, all of which are owned by the Company Shareholder, and no shares of Common Stock held by the Company as treasury stock.  All of the issued and outstanding shares of Common Stock were duly authorized for issuance, are validly issued, fully paid and non-assessable, have not been issued in violation of any preemptive or similar rights, and have been offered, issued, sold and delivered by the Company in compliance in all material respects with applicable federal and state securities Laws (or pursuant to exemptions from such Laws).  There are no declared but unpaid dividends or distributions with regard to any issued and outstanding shares of Common Stock.

(b) Except as set forth in Schedule 3.4(b), (i) there is no existing option, warrant, call right or other security or equity-based award exercisable or exchangeable for or convertible into Common Stock or any other equity securities of the Company, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance of any Common Stock or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase any shares of Common Stock, (ii) there are no outstanding stock appreciation rights, phantom stock units, performance units, profit participation or similar equity based-rights with respect to the Common Stock or any other equity securities of the Company, (iii) there are no written agreements to which the Company or any other Person is a party with respect to the voting, ownership or transfer of the Common Stock or any other equity securities of the Company, (iv) there are no bonds, indentures, notes or other Indebtedness providing for the right to vote (or convertible into securities that have the right to vote) on any matters on which holders of the Common Stock or any other equity securities of the Company may vote and (v) the Company does not have any obligation to purchase, redeem or otherwise acquire any of its Common Stock or other equity securities.

(c) There are (i) no preemptive rights, rights of first refusal, put or call rights or obligations, or anti-dilution rights created by or to which the Company is subject with respect to the issuance, sale or redemption of its capital stock or any interests therein and (ii) no rights to have any shares of Common Stock or other equity securities of the Company registered for sale to the public in connection with the Laws of any jurisdiction.

Section 3.5. Subsidiaries.

(a) Schedule 3.5(a) sets forth the name of each Acquired Subsidiary, and, with respect to each Acquired Subsidiary, the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it is qualified to do business, the number of its authorized equity interests, the number and class of equity interests duly issued and outstanding, the names of all stockholders or other equity owners and the number of shares of stock or other equity interests owned by each stockholder or the amount of equity owned by each equity owner.

(b) The Acquired Subsidiaries named in Schedule 3.5(a) constitute all of the Subsidiaries of the Company and, except as set forth in Schedule 3.5(b), (i) no Acquired Company has agreed to acquire any share capital or security of any other Person and (ii) no Acquired Company owns or holds of record or beneficially any equity or ownership interest in any other Person.

(c) The outstanding equity interests of each Acquired Subsidiary owned by the Company were duly authorized for issuance, are validly issued, fully paid, and non-assessable, have not been issued in violation of any preemptive or similar rights, and have been offered, issued, sold, and delivered in compliance with applicable federal and state securities Laws (or pursuant to exemptions from such Laws).  (i) There is no existing option, warrant, call, right or other security or equity-based award exercisable or exchangeable for or convertible into capital stock or any other equity securities of any Acquired Subsidiary, and there are no securities of any Acquired Subsidiary outstanding which upon conversion or exchange would require, the issuance of any capital stock or other equity interests of any Acquired Subsidiary or other securities convertible into capital stock or other equity interests of any Acquired Subsidiary, (ii) there are no outstanding stock appreciation rights, phantom stock units, performance units, profit participation or similar equity based-rights with respect to the capital stock or any other equity securities of any Acquired Subsidiary, (iii) there are no written agreements to which the Company, any Acquired Subsidiary, or any other Person is a party with respect to the voting, ownership or transfer of the capital stock or any other equity securities of any Acquired Subsidiary, (iv) there are no bonds, indentures, notes or other Indebtedness providing for the right to vote (or convertible into securities that have the right to vote) on any matters on which holders of the capital stock or any other equity securities of any Acquired Subsidiary may vote and (v) none of the Company or any Acquired Subsidiary has any obligation to purchase, redeem or otherwise acquire any of its capital stock or other equity securities.

(d) There are (i) no preemptive rights, rights of first refusal, put or call rights or obligations, or anti-dilution rights created by or to which any Acquired Subsidiary is subject with respect to the issuance, sale, direct or indirect transfer or redemption of the capital stock or other equity securities of any Acquired Subsidiary or any interests therein and (ii) no rights to have the capital stock or other equity securities of any Acquired Subsidiary registered for sale to the public in connection with the Laws of any jurisdiction.

Section 3.6. Financial Statements.

(a) Schedule 3.6(a)(i) contains true and complete copies of (i) the audited combined balance sheets of the Acquired Companies as of December 31, 2013 and 2014 and the related audited combined statements of operations and of cash flows of the Acquired Companies for the years then ended and (ii) the unaudited combined balance sheet of the Acquired Companies as of June 30, 2015 and the related unaudited combined statements of operations and cash flows of the Acquired Companies for the six month period then ended (such and unaudited statements are referred to herein, collectively, as the “Financial Statements”).  For purposes hereof, the unaudited combined balance sheet of the Acquired Companies as of June 30, 2015 is referred to as the “Balance Sheet” and June 30, 2015 is referred to as the “Balance Sheet Date.”

(b) The Financial Statements have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and present fairly, in all material respects, the financial position, results of operations and cash flows of the Company (on a consolidated basis) as of the dates and for the periods covered thereby, subject to (A) in each case, any matter expressly disclosed in the Financial Statements (or the notes thereto, if applicable) and (B) normal year-end adjustments.

(c) Except as set forth in the Company Disclosure Schedules or in the Financial Statements, on the date of this Agreement the Company has no Liabilities, whether accrued, absolute, direct or indirect, contingent or otherwise, whether due or to become due, that would be required to be included on a balance sheet or notes thereto prepared in accordance with GAAP, consistently applied, other than (i) Liabilities (including Taxes that have accrued but which are not yet due and payable) incurred in the Ordinary Course of Business since the Balance Sheet Date, (ii) Liabilities specifically disclosed on Schedule 3.6(c), and (iii) other Liabilities for legal, accounting and other professional expenses incurred in connection with the transactions contemplated by this Agreement which constitute Closing Date Company Expenses.

(d) Copies of all of the books of account, minute books, stock ownership record books, and other records of the Acquired Companies have been delivered to Parent.

Section 3.7. Absence of Certain Developments.  Since the Balance Sheet Date, and except as set forth on Schedule 3.7, the Acquired Companies:

(a) have not issued, sold, disposed of, transferred or granted any shares of capital stock (or other equity interests) of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock (or other equity interests), or any rights, warrants, options, calls, or commitments or entered into any other agreements of any character to purchase or acquire any shares of capital stock (or other equity interests) or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock (or other equity interests) or any other securities in respect of, in lieu of, or in substitution for, shares outstanding on the date hereof;

(b) have not split, combined, subdivided or reclassified any shares of their capital stock or other equity interests;

(c) have not set aside or paid any dividend or made any declaration or other distribution with respect to any shares of capital stock or other voting securities of, or ownership interests in, the Acquired Companies or made any direct or indirect redemption, purchase or other acquisition of any such shares, securities or interests;

(d) have not adopted any amendments to their respective articles of incorporation or bylaws (or other comparable organizational documents) or effected or become a party to, any recapitalization or similar transaction, except as provided by this Agreement;

(e) have not made any material change to their accounting methods, principles or practices or to the Financial Statements or to the working capital policies applicable to the Acquired Companies, except as required by GAAP;

(f) have not discontinued any material line of business or dissolved or wound up any of the Acquired Companies;

(g) have not created, incurred or assumed any Indebtedness; and

(h) have not entered into any agreement with any current officer, director, employee, nominee, the Company Shareholder, any of the Acquired Companies or any Affiliate of any of the foregoing.

Section 3.8. Taxes.

(a) The Acquired Companies have duly and timely filed (subject to applicable extensions) all income and other material Tax Returns that they were required to file under applicable Laws and regulations.  All such Tax Returns were true, correct and complete in all material respects when filed and were prepared in substantial compliance with all applicable Laws and regulations.  All Taxes due and owing by the Acquired Companies, whether or not  shown as due on such Tax Returns, have been timely paid, except for Taxes reserved for on the Balance Sheet or accrued since the Balance Sheet Date and adequately reserved therefor in the Ordinary Course of Business.  No Acquired Company is currently the beneficiary of any extension of time within which to file any Tax Return.  No Acquired Company has ever failed to timely file any material Tax Return or timely pay any material Tax in or to, as applicable, any jurisdiction in which such Acquired Company is subject to taxation (subject to applicable extensions).  There are no Liens (other than Permitted Exceptions) for Taxes (other than Taxes not yet due and payable) upon any of the assets of any Acquired Company.

(b) Except as set forth on Schedule 3.8(b), there has not been any audit of any Tax Return of an Acquired Company by the IRS or any state, local or foreign Taxing Authority since January 1, 2009 and no Acquired Company has been notified by the IRS or any state, local or foreign Taxing Authority that any such audit is contemplated or pending.

(c) Except as set forth on Schedule 3.8(c), no Acquired Company is a party to any agreement with any third party relating to allocating or sharing the payment of, or liability for, Taxes, other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes.

(d) The Company is an S corporation as defined in Section 1361(a)(1) of the Code for federal and state income tax purposes and is eligible for such treatment.  The IRS has not sent any correspondence to the Company questioning the Company’s status as an S corporation.  The Company will not be liable for any Tax under Section 1374 of the Code in connection with the deemed sale of the Company’s assets caused by the Section 338 Elections.  The Company has not, in the preceding ten (10) years, acquired assets from another corporation in which the Company’s tax basis for the acquired assets was determined, in whole or in part, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor.

(e) No claim has been made in writing by a Taxing Authority in a jurisdiction where any Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by that jurisdiction.

(f) There are no outstanding waivers or agreements by or on behalf of any Acquired Company for the extension of time for the assessment of any Taxes or any deficiency thereof.

Section 3.9. Real Property.

(a) No Acquired Company owns, leases or subleases any real property.

Section 3.10. Tangible Personal Property.  Except as set forth in Schedule 3.10 or as disposed of in the Ordinary Course of Business since the Balance Sheet Date, each Acquired Company has good title to, a valid leasehold interest in or a valid right to use, free and clear of any Liens, other than Permitted Exceptions, all of their respective material items of tangible personal property.  Schedule 3.10 sets forth all leases of personal property by any Acquired Company involving annual payments in excess of $25,000 (“Personal Property Leases”).  No Acquired Company has received any written notice of any material default or any event that with notice or lapse of time, or both, would constitute such a default by any Acquired Company under any Personal Property Lease.

Section 3.11. Intellectual Property.  Schedule 3.11 sets forth a (i) list of all Registered Intellectual Property owned or purported herein to be owned by any Acquired Company, (ii) description of all material unregistered Intellectual Property that is owned or purported herein to be owned by any Acquired Company (it being understood that, with respect to Trade Secrets, a general description thereof will suffice) (the foregoing, collectively, “Company Intellectual Property”) and (iii) list of Intellectual Property that has been licensed to any Acquired Company other than Commercial Software.  All such registrations for the Registered Intellectual Property are in full force and effect and have not expired or been abandoned.  An Acquired Company is the sole and exclusive owner of each item of Company Intellectual Property, free and clear of any Lien, and to the Knowledge of the Company, the registrations for the Registered Intellectual Property forming part of the Company Intellectual Property are valid and enforceable in accordance with their respective terms.  The Acquired Companies own or have a valid right to use all Intellectual Property currently used by them in the conduct of their business as currently conducted, and the consummation of the Transactions shall not alter or extinguish any of the Acquired Companies’ rights in such Intellectual Property.  The conduct by the Acquired Companies of their respective businesses as currently conducted by them does not Infringe the rights with respect to Intellectual Property owned by any third Person, and no third party has made any written allegation to any Acquired Company to the contrary nor any adverse offer to license any Intellectual Property to such Acquired Company.  The Acquired Companies have not made any claims against third parties alleging Infringement of the Intellectual Property owned or used by any of them in the conduct of their business as currently conducted and none of the Acquired Companies’ rights in any Intellectual Property owned by any of them are being Infringed to an extent that would reasonably be expected to have a Company Material Adverse Effect. The Acquired Companies have taken all commercially reasonable steps to protect their respective Trade Secrets.

Section 3.12. Material Contracts.

(a) Schedule 3.12(a) sets forth as of the date hereof all of the following executory Contracts to which any Acquired Company is a party (collectively, the “Material Contracts”):

(i) Contracts for (A) the acquisition or sale of any asset (including equity interests) or group of assets for consideration in excess of $25,000, or (B) Contracts involving any obligation or commitment relating to any acquisition or disposition of any equity interest of any Acquired Company;

(ii) Contracts involving any obligation on the part of any Acquired Company to  (A) refrain from competing with any Person or (B) restrict the operation or scope of such Acquired Companies’ business or operations or (C) from soliciting any employees of any Person or from conducting activities in any geographic region;

(iii) Contracts that grant a license to any Acquired Company to use Intellectual Property material to the business currently conducted by such Acquired Company (excluding licenses for Commercial Software);

(iv) Contracts under which any Acquired Company grants any Person a license or right to use any Company Intellectual Property;

(v) Contracts relating to the acquisition by any Acquired Company of any operating business or the capital stock of any other Person;

(vi) Contracts pursuant to which any Acquired Company has outstanding Indebtedness, or which provide for the assumption, surety or guaranty by any Acquired Company of any obligation for borrowed money of a Person that is not an Acquired Company;

(vii) Contracts or commitments providing for payments in excess of $25,000 on an annual basis (other than for accounting or professional services);

(viii) Contracts that constitute a joint venture, franchise, management, royalty, voting trust or partnership agreement;

(ix) Contracts that require any Acquired Company to make an increased payment or benefit upon the execution of this Agreement, the consummation of the Closing, or otherwise in connection with the completion of the Transactions;

(x) Contracts with any current or former director, officer, employee, representative, agent or contractor of any Acquired Company that either (a) are not terminable by the Company at will with less than sixty (60) days’ prior written notice without any additional liability to, or additional obligations of, any Acquired Company or the Surviving Corporation payable or incurred as a result of such termination, or (b) involve any separation, severance or termination payments payable by an Acquired Company on or after the date of this Agreement; or

(xi) any Contract to enter into any of the foregoing.

(b) Except as set forth on Schedule 3.12(b), all Material Contracts are valid and enforceable obligations of the applicable Acquired Company, and, to the Knowledge of the Company, each other Person party thereto, subject to the Enforceability Exceptions is sought in a proceeding at law or in equity).  Except as set forth on Schedule 3.12(b), no Acquired Company is in default under any Material Contract to which it is a party and, to the Knowledge of the Company, no Acquired Company has received any written notice of any default or event that with notice or lapse of time, or both, would constitute such a default by any of the Acquired Companies.  Except as set forth on Schedule 3.12(b), there is no event, occurrence, condition, or act (including the consummation of the transactions contemplated by this Agreement and the Company Documents) that, with the giving of notice or the passage of time, could become a default or event of default under any such Material Contract by any of the parties thereto.

Section 3.13. Labor and Employment.  No Acquired Company has any employees.  Since January 1, 2009, neither the Company Shareholder nor any Acquired Company has been subject to any audit of its employment practices by any Governmental Authority nor has the Company Shareholder or any Acquired Company been notified by any Governmental Authority that any such audit is contemplated or pending.

Section 3.14. Litigation.  Except as set forth in Schedule 3.14, there is no Legal Proceeding in which any Acquired Company has received service of process nor, to the Knowledge of the Company, has any Legal Proceeding been threatened against any Acquired Company at any time within the two (2) year period prior to the date of this Agreement, none of the Acquired Companies is subject to any outstanding or continuing Order issued by any court or other Governmental Authority.

Section 3.15. Compliance with Laws; Permits.

(a) The Acquired Companies have complied in all material respects with all Laws applicable to them or to the operation of their respective businesses.  No written notice has been received by and no Claims have been filed against any Acquired Company alleging a violation of any such Laws.

(b) The Acquired Companies currently have all Permits required for the operation of their business as presently conducted, except for those Permits that the failure to so hold would not reasonably be expected to be material to the Acquired Companies, taken as a whole.  Each such Permit is listed on Schedule 3.15(b).  Except as set forth in Schedule 3.15(b), (i) such Permits are in full force and effect, (ii) no Acquired Company is in material default or violation of any term, condition or provision of any such Permit applicable to it and (iii) the consummation of the Transactions will not result in the non-renewal, revocation, or termination of any such Permit.

Section 3.16. Environmental Matters.

(a) The Acquired Companies are in compliance with all applicable Environmental Laws and hold all Environmental Permits and made all filings that are required to be made by them to comply with Environmental Laws applicable to the conduct the Acquired Companies’ business.

(b) There are no pending or, to the Knowledge of the Company, threatened Environmental Claims against any Acquired Company.

Section 3.17. Fees and Expenses of Brokers and Others.  No Acquired Company is directly or indirectly committed to any liability for any investment banking fees, brokerage commissions, brokers’ or finders’ fees or any similar fees in connection with the Transactions, nor has any Acquired Company retained any broker, finder, financial advisor or other intermediary to act directly or indirectly on its behalf in connection with the Transactions.

Section 3.18. Insurance.  The Acquired Companies have the insurance of the types and in the amounts set forth in Schedule 3.18 (collectively, the “Insurance Policies”).  As of the date of this Agreement the Insurance policies are (a) in full force and effect with no premiums currently being past-due and (b) customary for businesses of similar size engaged in similar lines of business.  There have been no lapses in the insurance coverage of any Acquired Company during the last three years.  No Acquired Company has received written notice of termination, cancellation or non-renewal of any such Insurance Policies from any of its insurance brokers or carriers.  With respect to each Insurance Policy, (a) there is no material claim pending as to which coverage has been questioned, denied or disputed by the underwriters of such policies, (b) the Acquired Companies are in compliance in all material respects with the terms of such policies and (c) no notice of cancellation or termination has been given.

Section 3.19. Related Party Transactions.  Except as set forth in Schedule 3.19, there are no material obligations of the Acquired Companies to officers, directors, shareholders, members, Affiliates or Key Employees of the Acquired Companies, other than for reimbursement of customary and reasonable expenses incurred on behalf of the Acquired Companies.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY SHAREHOLDER

The Company Shareholder hereby represents and warrants to Parent and Merger Subsidiary as follows:

Section 4.1. Capacity; Authorization.  The Company Shareholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Company Shareholder in connection with the consummation of the Transactions (the “Company Shareholder Documents”), and to consummate the Transactions.  This Agreement has been and, when executed and delivered by the Company Shareholder, each of the Company Shareholder Documents will be duly and validly executed and delivered by the Company Shareholder and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and each other Company Shareholder Document constitutes (or when executed and delivered by the Company Shareholder will constitute), the legal, valid and binding obligation of the Company Shareholder, enforceable against the Company Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.2. Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by the Company Shareholder of this Agreement or the Company Shareholder Documents, the consummation of the Transactions, or compliance by the Company Shareholder with any of the provisions hereof or thereof will conflict with, or result in any violation of, breach of or default (with or without notice or lapse of time, or both) under, any provision of (i) any Order or Contract applicable to the Company Shareholder or by which any of the properties or assets of the Company Shareholder are bound; or (ii) any Law applicable to the Company Shareholder.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration, registration or filing with, or notification to, any Person or Governmental Authority is required on the part of the Company Shareholder in connection with the execution and delivery by the Company Shareholder of this Agreement or the Company Shareholder Documents or the compliance by the Company Shareholder with any of the provisions hereof or thereof, or the consummation of the Transactions, except for the filing of a Articles of Merger with the Secretary of State of the State of Florida.

Section 4.3. Ownership. The Company Shareholder is the record and beneficial owner of, and has good and valid title to, all of the Shares, free and clear of all Liens.  Other than the Shares, the Company Shareholder does not own, of record or beneficially, any shares of capital stock of the Company or any other Acquired Company.  The Company Shareholder does not own, of record or beneficially, any option, warrant, call right or other security or equity-based award exercisable or exchangeable for or convertible into Shares.  The Company Shareholder has the sole right to vote the Shares and, except as may be provided herein, none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such shares.

Section 4.4. Brokers.  The Company Shareholder is not committed to any liability for any investment banking fees, brokerage commissions, brokers’ or finders’ fees or any similar fees in connection with the Transactions and has not retained any broker, finder, financial advisor or other intermediary to act directly or indirectly on its behalf in connection with the Transactions.

Section 4.5. Litigation. The Company Shareholder has not received service of process for any Legal Proceeding nor, to the knowledge of the Company Shareholder, has any Legal Proceeding been threatened against the Company Shareholder that questions the validity of this Agreement or seeks to prohibit, enjoin or otherwise challenge or would reasonably be expected to delay the consummation of the Transactions.

Section 4.6. Approval of the Transactions.  The Company Shareholder has adopted resolutions adopting and approving this Agreement and the Transactions, including the Merger.  Following the consummation of the Transactions in accordance with this Agreement, appraisal rights pursuant to Florida Law or otherwise will not be available to the Company Shareholder in connection with the Merger.

Section 4.7. No Other Representations or Warranties; Schedules.

(a) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III OR THIS ARTICLE IV OR AS OTHERWISE EXPRESSLY SET FORTH HEREIN, THE COMPANY SHAREHOLDER DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT MADE OR INFORMATION COMMUNICATED (WHETHER ORALLY OR IN WRITING) TO PARENT, MERGER SUBSIDIARY, THEIR AFFILIATES AND REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO PARENT, MERGER SUBSIDIARY, THEIR AFFILIATES OR REPRESENTATIVES BY THE COMPANY, THE COMPANY SHAREHOLDER, PARTNER, DIRECTOR, OFFICER, EMPLOYEE, ACCOUNTING FIRM, LEGAL COUNSEL, OR OTHER AGENT, CONSULTANT, OR REPRESENTATIVE OF THE COMPANY SHAREHOLDER OR THE COMPANY).

(b) THE COMPANY SHAREHOLDER DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES TO PARENT OR MERGER SUBSIDIARY EXCEPT AS CONTAINED IN ARTICLE III OR THIS ARTICLE IV, AND ANY AND ALL STATEMENTS MADE OR INFORMATION COMMUNICATED BY THE COMPANY SHAREHOLDER, THE COMPANY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OUTSIDE OF THIS AGREEMENT (INCLUDING BY WAY OF THE DOCUMENTS PROVIDED IN RESPONSE TO PARENT’S WRITTEN DILIGENCE REQUEST AND ANY MANAGEMENT PRESENTATIONS PROVIDED), WHETHER VERBALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN SUPERSEDED BY THIS AGREEMENT, IT BEING INTENDED THAT NO SUCH PRIOR OR CONTEMPORANEOUS STATEMENTS OR COMMUNICATIONS OUTSIDE OF THIS AGREEMENT SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUBSIDIARY

Except as otherwise disclosed to Company in the disclosure schedules delivered to Company by Parent and Merger Subsidiary, Parent and Merger Subsidiary, jointly and severally, represent and warrant to Company and the Company Shareholder that:

Section 5.1. Organization and Good Standing.  Parent is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite power and authority to own, lease and operate its properties and to carry on its business.  Merger Subsidiary is duly organized, validly existing and in good status under the Laws of the State of Florida.  Parent owns one thousand (1,000) shares of Merger Subsidiary Common Stock, which shares represent all of the issued and outstanding capital stock of Merger Subsidiary.  Merger Subsidiary has not engaged in any activities and does not hold any assets except (in each case) as necessary to be a party to this Agreement and consummate the Transactions, including the Merger.

Section 5.2. Authorization.  Each of Parent and Merger Subsidiary has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by it or any of its controlled Affiliates in connection with the consummation of the Transactions (the “Acquirer Documents”), and to consummate the Transactions.  The execution and delivery of this Agreement and the Acquirer Documents and the consummation of the Transactions have been duly authorized by all requisite action on the part of Parent and Merger Subsidiary.  This Agreement has been, and each of the Acquirer Documents will be at or prior to the Closing, duly and validly executed and delivered by Parent and/or Merger Subsidiary, as the case may be, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and each of the Acquirer Documents constitutes (or when executed and delivered by Parent or Merger Subsidiary, as applicable, will constitute) the legal, valid and binding obligation of Parent or Merger Subsidiary, as the case may be, enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.3. Consents and Approvals; No Violations.

(a) Non-Contravention.  None of the execution and delivery by Parent or Merger Subsidiary of this Agreement or the Acquirer Documents, the consummation of the Transactions, or compliance by Parent or Merger Subsidiary with any of the provisions hereof or thereof will conflict with, or result in any violation of, breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, acceleration, modification or loss of any material benefit under, any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of either Parent or Merger Subsidiary; (ii) any Contract or Permit to which either Parent or Merger Subsidiary is a party or by which any of their respective properties or assets are bound; (iii) any Order of any Governmental Authority applicable to either Parent or Merger Subsidiary or by which any of their respective properties or assets are bound; or (iv) any applicable Law except, in the case of clauses (ii) and (iv), as would not reasonably be expected to prevent, impair or delay the consummation of the Transactions by Parent or Merger Subsidiary.

(b) Approvals and Consents.  No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of either Parent or Merger Subsidiary in connection with the execution and delivery of this Agreement or the Acquirer Documents or the compliance by Parent and Merger Subsidiary with any of the provisions hereof or thereof, or the consummation of the Transactions, except for the filing and recordation of the Articles of Merger with the Secretary of State of the State of Florida.

Section 5.4. Brokers.  Neither Parent nor Merger Subsidiary is directly or indirectly committed to any liability for any investment banking fees, brokerage commissions, brokers’ or finders’ fees or any similar fees in connection with the Transactions or has retained any broker, finder, financial advisor or other intermediary to act directly or indirectly on its behalf in connection with the Transactions.

Section 5.5. Litigation.  There is no Legal Proceeding in which Parent or Merger Subsidiary has received service of process nor, to the knowledge of Parent, has any been threatened against Parent or Merger Subsidiary that questions the validity of this Agreement or seeks to prohibit, enjoin or otherwise challenge or would reasonably be expected to delay the consummation of the Transactions.

Section 5.6. Shareholder Approval. The affirmative vote of the holders of at least a majority of all outstanding shares of common stock of the Parent (the “Shareholder Approval”) is the only vote of any class or series of capital stock of the Company required by law, rule or regulation or the certificate of incorporation or the by-laws of the Parent to adopt this Agreement.

Section 5.7. Investment Intent/Accredited Investor.  The Shares are being acquired by Merger Subsidiary and Parent for their own account and without a view to the public distribution of the Shares or any interest therein.  Parent and Merger Subsidiary have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of their investment in the Shares, and Parent and Merger Subsidiary are capable of bearing the economic risks of such investment, including a complete loss of their investment in the Shares.  Parent and Merger Subsidiary acknowledge that the Shares have not been registered for resale under federal or state securities Laws.

ARTICLE VI
COVENANTS RELATING TO CONDUCT OF BUSINESS

  Except as otherwise expressly provided in this Agreement or except with the prior consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, from the date of this Agreement to the Effective Time or the earlier termination of this Agreement, the Company will conduct its business in all material respects in the Ordinary Course of Business. Without limiting the foregoing, until the Effective Time or the earlier termination of this Agreement, the Company will not, and will not permit any of its Subsidiaries to, without the prior consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed:

(a) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a Company Subsidiary to its parent in accordance with applicable law;

(b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except as contemplated in the transactions described in Schedule 3.3(b);

(c) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(d) authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its Subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights) other than the issuance of shares upon the exercise or settlement of Company options, warrants or equity awards;

(e) amend its certificate or articles of incorporation, by-laws or other comparable charter or organizational documents;

(f) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization which would be material to the Company and its Subsidiaries, taken as a whole;

(g) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Parent or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

(h) make any loans, advances or capital contributions to, or investments in, any other Person;

(i) adopt resolutions providing for or authorizing a liquidation or a dissolution; or

(j) authorize any of, or commit or agree to take any of, the foregoing actions.

ARTICLE VII
ADDITIONAL AGREEMENTS

Section 7.1. Access to Information.  Upon reasonable notice, subject to applicable antitrust and other Laws, the Company shall, and shall cause each of the Acquired Subsidiaries to, (i) afford to Parent and its Representatives reasonable access during normal business hours during the period from the date hereof to the earlier of the Effective Time or the termination of this Agreement pursuant to Section 10.1, to the Acquired Companies’ existing books and records; provided, however, that any such access shall be conducted at Parent’s expense, at reasonable times, under the supervision of appropriate personnel of the Company and in such a manner as to maintain the confidentiality of this Agreement and the Transactions and not to interfere with the normal operation of the business of the Acquired Companies.

Section 7.2. Fees and Expenses.  Except as otherwise expressly provided herein (including, without limitation, in Section 9.2(c) hereof), each of the parties hereto shall bear its own expenses in connection with the negotiation and execution of this Agreement, including, all fees and expenses of its legal counsel, investment bankers, financial advisors and accountants.

Section 7.3. Certain Tax Matters.

(a) Each of Parent, the Acquired Companies and the Company Shareholder shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any audit, litigation or other proceeding, or the filing of any Tax Returns, with respect to Taxes relating to any taxable period of the Acquired Companies beginning before the Closing Date.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Returns, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Each of Parent, the Acquired Companies and the Company Shareholder agrees to retain all books and records within its possession with respect to Tax matters pertinent to the Acquired Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and to the extent of any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority.

(b) The Company Shareholder shall be responsible, at the Company’s expense, for preparing and filing all income Tax Returns of the Acquired Companies for taxable periods ending on or before the Closing Date (“Seller Tax Returns”).  All Closing Date Company Expenses that are deductible as expenses under applicable Tax Law shall be deductible in the Tax period ending on the Closing Date to the extent permitted by applicable Law.  Seller Tax Returns shall be prepared in accordance with past practice, except as required by Law.  The Company Shareholder shall timely pay all Taxes required to be paid with respect to Seller Tax Returns, reduced by the amount of Taxes that were paid or deposited on or prior to the Closing Date.

(c) Parent shall be responsible for preparing and filing, or causing the Acquired Companies to prepare and file, all Tax Returns of the Acquired Companies required to be filed after the Closing Date other than Seller Tax Returns.  If any such Tax Returns relate to taxable periods beginning on or before the Closing Date, Parent shall furnish such Tax Returns prepared by Parent to Company Shareholder for review, comment and approval at least thirty (30) days prior to the due date (or extended due date) for filing such Tax Returns, and such Tax Returns shall be prepared in accordance with past practice, except as required by Law.

(d) Parent shall not, without Company Shareholder’s advance written consent, cause any Acquired Company to take any action on the Closing Date after the Closing other than in the Ordinary Course of Business that could give rise to any Tax liability of the Company Shareholder.  The Company Shareholder shall be entitled to retain, or receive immediate payment from Parent of, any Tax Refund received with respect to any Tax period ending on or before the Closing Date relating to any Acquired Company.  Parent and the Company Shareholder shall equitably apportion any refund or credit with respect to Taxes of any Acquired Company for any Straddle Period.

(e) If the Company Shareholder determines that any Acquired Company is entitled to file or make a formal or informal claim for a Tax refund to which the Company Shareholder would be entitled under Section 7.3(b), then Parent will (so long as not inconsistent with applicable Law), if the Company Shareholder so requests, cause the relevant Acquired Company, at Company Shareholder’s expense, to file or make such claim or amended Tax Return; provided, that any such action does not increase Taxes of Parent or any Acquired Company for periods ending after the Closing Date.  Parent shall pay to the Company Shareholder the amount of any such Tax refund obtained within five (5) days after receipt thereof by Parent or any Acquired Company.

(f) After the Closing Date, Parent and its Affiliates (including the Acquired Companies) will not, without the prior written consent of the Company Shareholder (which shall not be unreasonably withheld, conditioned or delayed), agree to the waiver or any extension of the statute of limitations, or file any amended Tax Return, relating to any Taxes of any Acquired Company for any taxable period ending on or before the Closing Date or any Straddle Period.

(g) At the Closing or, if due thereafter, promptly when due, all gross receipts, transfer Taxes, gains Taxes, real property transfer Taxes, sales Taxes, use Taxes, excise Taxes, stamp Taxes, conveyance Taxes and any other similar Taxes applicable to, arising out of or imposed upon the Transactions shall be paid by Parent.

Section 7.4. Parent’s Due Diligence Investigation.

(a) Parent and Merger Subsidiary acknowledge and agree that, for the purposes of this Agreement, none of the Company Shareholder, the Acquired Companies, nor any of their respective Affiliates and Representatives has made any representations or warranties regarding the Company Shareholder, the Acquired Companies, the Acquired Companies’ business operations, the assets or operations of the Acquired Companies’ business or otherwise in connection with the Transactions other than the representations and warranties expressly made by the Company Shareholder in Article III and in Article IV, and that, if made, such representation or warranty shall and may not be relied upon by Parent, Merger Subsidiary or any of their Affiliates for purposes of this Agreement.

(b) Parent and Merger Subsidiary acknowledge that the Merger Consideration has been negotiated based upon Parent’s and Merger Subsidiary’s express agreement that should the Closing occur, Parent and Merger Subsidiary will acquire the Acquired Companies and their businesses, properties, assets and Liabilities in an “as is” condition and on a “where is” basis, without any representation or warranty of any kind, express or implied, except such representations and warranties expressly set forth in this Agreement.

Section 7.5. Retention and Access to Records.  The Company Shareholder shall have the right to retain copies of all books and records of the Acquired Companies relating to periods ending on or prior to the Closing Date.  For a period of seven (7) years following the Closing Date, Parent shall maintain all books and records of the Acquired Companies relating to periods ending on or prior to the Closing Date and shall make them available to the Company Shareholder upon reasonable notice during normal business hours.  If at any time after the Closing, the Company Shareholder requires a copy of any such book or record, it shall have the right to promptly obtain a copy thereof from Parent at the Company Shareholder’s cost.

Section 7.6. Acquisition Proposals.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (EST) on 30 days from the date of this Agreement (the “No-Shop Period Start Date”), the Parent (acting through the Special Committee) and its Subsidiaries and their respective Representatives shall have the right to: (i) initiate, solicit and encourage, whether publicly or otherwise, Acquisition Proposals (as hereinafter defined), including by way of providing access to non-public information pursuant to confidentiality agreements with protections substantially similar to the Confidentiality Agreement; provided that the Parent shall promptly provide to Company Shareholder any material non-public information concerning the Parent or its Subsidiaries that is provided to any person given such access which was not previously provided to Company Shareholder (subject to the right of the Parent to withhold such portions of documents or information to the extent relating to pricing or other matters that are highly sensitive if the exchange of such information (or portions thereof), as determined by the Parent’s counsel, would be reasonably likely to result in antitrust difficulties for the Parent (or any of its affiliates)); and (ii) enter into and maintain discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or the making of any Acquisition Proposal.

(b) Subject to Section 7.6(c), from the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article X, none of the Parent, the Parent’s Subsidiaries nor any of their respective Representatives shall, directly or indirectly, (A) initiate, solicit or encourage (including by way of providing information) the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations, or (B) approve or recommend, or propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring the Parent to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing. Subject to Section 7.6(c), on the No-Shop Period Start Date, the Parent shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any persons conducted theretofore by the Parent, its Subsidiaries or any Representatives with respect to any Acquisition Proposal and shall use its (and will cause its Representatives to use their) reasonable best efforts to require the other parties thereto to promptly return or destroy in accordance with the terms of such agreement any confidential information previously furnished by the Parent, the Parent’s Subsidiaries or their respective Representatives thereunder.

(c) Notwithstanding anything to the contrary contained in Section 7.6(b), if at any time following the No-Shop Period Start Date and prior to obtaining the required Shareholder Approval, (i) the Parent has otherwise complied in all material respects with its obligations under this Section 7.6 and the Parent has received a written Acquisition Proposal from a third party that the Parent Board (acting through the Special Committee) believes in good faith to be bona fide and (ii) the Parent Board (acting through the Special Committee) determines in good faith, after consultation with its independent financial advisors and outside counsel, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, then the Parent may (A) furnish information with respect to the Parent and its Subsidiaries to the person making such Acquisition Proposal and (B) participate in discussions or negotiations with the person making such Acquisition Proposal regarding such Acquisition Proposal; provided, that the Parent (x) will not, and will not allow Parent Representatives to, disclose any non-public information to such person without entering into a confidentiality agreement, and (y) will promptly provide to Company Shareholder any material non-public information concerning the Parent or its Subsidiaries provided to such other person which was not previously provided to Company Shareholder (subject to the right of the Parent to withhold such portions of documents or information to the extent relating to pricing or other matters that are highly sensitive if the exchange of such information (or portions thereof), as reasonably determined by the Parent’s counsel, would be reasonably likely to result in antitrust difficulties for the Parent (or any of its affiliates)). From and after the No-Shop Period Start Date, the Parent shall promptly (within two Business Days) notify the Company Shareholder in the event it receives an Acquisition Proposal from a person or group of related persons, including the material terms and conditions thereof and the identity of the party making such proposal or inquiry, and shall keep Company Shareholder reasonably apprised as to the status and any material developments, discussions and negotiations concerning the same. Without limiting the foregoing, from and after the No-Shop Period Start Date, the Parent shall promptly (within two Business Days) notify the Company Shareholder orally and in writing if (acting through the Special Committee) it determines to begin providing information or to engage in negotiations concerning an Acquisition Proposal received on or after the No-Shop Period Start Date from a person or group of related persons.

(d) Neither the Parent Board (acting through the Special Committee) nor any committee thereof shall directly or indirectly (i) withdraw or modify in a manner adverse to Company Shareholder, or publicly propose to withdraw or modify in a manner adverse to Company Shareholder, the Parent Recommendation or (ii) take any other action or make any other public statement in connection with the Parent Shareholders Meeting inconsistent with such Parent Recommendation; provided, that at any time prior to obtaining the required Shareholder Approval, if the Parent receives an Acquisition Proposal which the Parent Board (acting through the Special Committee) concludes in good faith constitutes a Superior Proposal, then the Parent  Board (acting through the Special Committee) may withdraw or modify its Parent Recommendation in a manner adverse to the Company Shareholder (“Parent Recommendation Withdrawal”) if such Parent Board (acting through the Special Committee) determines in good faith (after consultation with outside counsel) that failure to take such action would violate its fiduciary duties under applicable Law.

(e) Nothing contained in this Section 7.6 or elsewhere in this Agreement shall prohibit the Parent from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and 14e-2(a) promulgated under the Securities Exchange Act of 1934, as amended, or (ii) making any disclosure to the Parent’s shareholders if, in the good faith judgment of the Parent Board (acting through the Special Committee), after receipt of advice from its outside legal counsel, failure so to disclose would be inconsistent with disclosure requirements under applicable Law; provided, any such disclosure made pursuant to clause (i) or (ii) (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Parent Recommendation Withdrawal unless the Parent Board (acting through the Special Committee) expressly reaffirms in such disclosure its recommendation in favor of the approval of this Agreement.

(f) The Parent agrees that any violations of the restrictions set forth in this Section 7.6 by any Representative of the Parent or any of its Subsidiaries, shall be deemed to be a breach of this Section 7.6 by the Parent.

(g) As used in this Agreement, the term:

(i) “Acquisition Proposal” means any inquiry, proposal or offer from any person or group of persons other than Company Shareholder or their respective affiliates relating to any: (x) direct or indirect acquisition or purchase (whether in a single transaction or a series of transactions) of a business or businesses that constitutes 30% or more of the net revenues, net income or assets of the Parent and its Subsidiaries, taken as a whole, or 30% or more of any class or series of the capital stock of the Parent or its Subsidiaries, (y) tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 30% or more of any class or series of the capital stock of the Parent or its Subsidiaries, or (z) merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Parent (or any Subsidiary or Subsidiaries of the Parent whose business or businesses constitute(s) 30% or more of the net revenues, net income or assets of the Parent and its Subsidiaries, taken as a whole);

(ii) “Superior Proposal” means an Acquisition Proposal, which was not obtained in violation of this Section 7.6, and which the Parent Board (acting through the Special Committee) in good faith determines, would, if consummated, result in a transaction that is more favorable from a financial point of view to the shareholders of the Parent, other than Mr. William O’Dowd, (in their capacities as shareholders) than the transactions contemplated hereby (x) after receiving the advice of its financial advisor, (y) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to the terms herein) and (z) after taking into account all appropriate legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory or other aspects of such proposal; provided that for purposes of the definition of “Superior Proposal”, the references to “30% or more” in the definition of Acquisition Proposal shall be deemed to be references to “a majority” and the definition of Acquisition Proposal shall only refer to a transaction or series of transactions (i) directly involving the Parent (and not exclusively its Subsidiaries) or (ii) involving a sale or transfer of all or substantially all of the assets of the Parent and its Subsidiaries, taken as a whole.

Section 7.7. Company Shareholder Approval.  Immediately following the execution and delivery of this Agreement, the Company shall promptly take all action necessary to obtain the approval and adoption of this Agreement and the Merger by the irrevocable written consent of the Company Shareholder.

Section 7.8. Parent Shareholders Meeting; Preparation of Proxy.

(a) Subject to the terms set forth in this Agreement, the Parent shall take all action necessary to duly call, give notice of, convene and hold the Parent Shareholders Meeting as soon as reasonably practicable after the date of this Agreement, and, in connection therewith, the Parent shall mail a letter to the shareholders, notice of meeting, proxy statement and forms of proxy (collectively, the “Parent Proxy Statement”) to the holders of shares of Parent common stock in advance of such meeting. The Parent Proxy Statement shall include the Parent’s board recommendation that the shareholders adopt the Agreement (the “Parent Recommendation”). The Parent shall use reasonable best efforts to (i) solicit from the holders of shares of Parent common stock proxies in favor of the adoption of this Agreement and approval of the Merger and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of shares of Parent common stock required by applicable Law to obtain such approval. The Parent shall keep Company Shareholder updated with respect to proxy solicitation results as requested by the Company Shareholder. Once the Parent Shareholders Meeting has been called and noticed, the Parent shall not postpone or adjourn the Parent Shareholders Meeting without the consent of Company Shareholder (other than (i) in order to obtain a quorum of its shareholders or (ii) as reasonably determined by the Parent to comply with applicable Law). At the Parent Shareholders Meeting, Parent’s affiliates shall vote all Shares owned by them in favor of adoption of this Agreement and approval of the Merger. Notwithstanding anything contained herein to the contrary, the Parent shall not be required to hold the Parent Shareholders Meeting if this Agreement is terminated before the meeting is held.

(b) In connection with the Parent Shareholders Meeting, as soon as reasonably practicable following the date of this Agreement the Parent shall prepare and file the Parent Proxy Statement with the SEC. Company Shareholder and Parent will cooperate and consult with each other in the preparation of the Parent Proxy Statement. Without limiting the generality of the foregoing, each of the Company and Company Shareholder will furnish the Parent the information relating to it required by the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder to be set forth in the Parent Proxy Statement. The Parent shall not file the Parent Proxy Statement, or any amendment or supplement thereto, without providing Company Shareholder a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Parent). The Parent shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all comments received from the Securities and Exchange Commission (the “SEC”) with respect to the Parent Proxy Statement as promptly as practicable after receipt thereof and to cause the Parent Proxy Statement in definitive form to be cleared by the SEC and mailed to the Parent’s shareholders as promptly as reasonably practicable following filing with the SEC. The Parent agrees to consult with the Company Shareholder prior to responding to SEC comments with respect to the preliminary Parent Proxy Statement. Each of Parent, Merger Subsidiary, the Company Shareholder and the Company agree to correct any information provided by it for use in the Parent Proxy Statement which shall have become false or misleading and the Parent shall promptly prepare and mail to its shareholders an amendment or supplement setting forth such correction. The Parent shall as soon as reasonably practicable (i) notify the Company Shareholder of the receipt of any comments from the SEC with respect to the Parent Proxy Statement and any request by the SEC for any amendment to the Parent Proxy Statement or for additional information and (ii) provide the Company Shareholder with copies of all written correspondence between the Parent and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Parent Proxy Statement.

ARTICLE VIII
CONDITIONS PRECEDENT TO CONSUMMATION OF THE MERGER

Section 8.1. Conditions Precedent to Obligations of Each Party.

The obligations of each party to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions precedent:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered into any Law, executive order, decree, injunction or other Order and no other legal or regulatory restraint or prohibition shall be in effect, in either case, which has the effect of making the Transactions illegal or that otherwise prohibits the consummation of the Merger or the Transactions.

(b) There shall not be pending, commenced or threatened any Legal Proceeding that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise prohibiting the consummation of the Merger or the Transactions.

(c) The Parent shall have received the Shareholder Approval specified in Section 5.6.

(d) The Parent shall have filed with the Secretary of State of the State of Florida the Series B Preferred Stock Certificate of Designation and the Series C Preferred Stock Certificate of Designation specified in Section 2.8(a).

(e) All of the outstanding shares of Series A preferred stock of the Parent shall have been exchanged for new shares of Series B preferred stock of the Parent.

Section 8.2. Conditions Precedent to Obligations of Parent and Merger Subsidiary.

The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions precedent:

(a) The representations and warranties set forth in Article III and Article IV (other than the Fundamental Representations) shall have been true and correct in all respects (ignoring for the purposes of this Section 8.2(a) any qualifications by “Company Material Adverse Effect” or “materiality” contained in such representations or warranties) as of the date of this Agreement and as of the Closing Date, except (i) to the extent that the failure of such representations and warranties to be true and correct does not constitute a Company Material Adverse Effect, and (ii) for those representations and warranties which expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct in all respects as of such earlier date except to the extent that the failure of such representations and warranties to have been true and correct as of such earlier date did not constitute a Company Material Adverse Effect).

(b) The Fundamental Representations (other than the representations and warranties set forth in Section 3.3(b)) shall have been true and correct in all respects as of the date of this Agreement and as of the Closing Date, except for those representations and warranties which expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date); and (ii) the representations and warranties set forth in Section 3.3(b), solely to the extent that they relate to any consent, waiver, approval or authorization of, or filing with, or notification to, any Person required by any Contract to be made by any Acquired Company in connection with the execution and delivery of this Agreement or the Company Documents shall have been true and correct in all respects as of the date of this Agreement and as of the Closing Date, except for such consents, waivers, approvals, authorizations, filings or notifications which the failure to obtain or make would not reasonably be expected to be material to the Acquired Companies, taken as a whole.

(c) Each of the covenants, agreements and obligations of the Company or the Company Shareholder to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time.

(d) The Parent shall be satisfied with the terms and conditions of this Agreement, and the other Transaction Documents.

(e) The Parent shall be satisfied with the results of its due diligence investigation of the Acquired Companies, including their corporate and legal structure and capitalization of each Acquired Company, and the terms and conditions of the Material Contracts and of such Acquired Company.

(f) Since the date of this Agreement, no Company Material Adverse Effect shall have occurred.

(g) The Company Shareholder shall have delivered to the Parent a certificate of the Company Shareholder, dated as of the Closing Date, stating that the conditions specified in Section 8.2(a), Section 8.2(b), Section 8.2(c), and Section 8.2(f) have been satisfied.

Section 8.3. Conditions Precedent to Obligations of Company and the Company Shareholder.

The obligations of Company and the Company Shareholder to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions precedent:

(a) The representations and warranties set forth in Article V of this Agreement shall have been true and correct in all material respects (other than representations and warranties that are qualified by a reference to materiality or any similar qualifier, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date.

(b) Each of the covenants, agreements and obligations of Parent and Merger Subsidiary (including, without limitation, the covenants and agreements set forth in Section 2.8 and Section 2.9 of this Agreement) to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time.

(c) Parent shall have delivered to the Company Shareholder a certificate, dated as of the Closing Date, stating that the conditions specified in Section 8.3(a), Section 8.3(b), Section 8.2(d), and Section 8.2(e) have been satisfied.

ARTICLE IX
SURVIVAL; INDEMNIFICATION

Section 9.1. Indemnity by Company Shareholder; Indemnity by Parent.

(a) Subject to the limitations in this Article IX, the Company Shareholder shall indemnify, defend and hold harmless Parent and each of the Acquired Companies (and their respective directors, managers, officers, employees, shareholders and Affiliates) (each, a “Parent Indemnified Party”) from and against any and all Claims, demands, suits, Legal Proceedings, Liabilities, losses, damages, payments, deficiencies, awards, settlements, assessments, judgments, out-of-pocket costs and expenses, including the reasonable fees and disbursements of outside counsel, interest and penalties (collectively, the “Losses”), which any of such Parent Indemnified Parties shall incur, sustain or suffer as a result of:

(i) any breach by the Company Shareholder of any of the representations or warranties set forth in Article III or Article IV; or

(ii) any breach of or default in the performance by the Company Shareholder or any Acquired Company (with respect to any Acquired Company, for pre-Closing breaches or defaults in performance only) of any covenant, agreement or obligation to be performed by the Company Shareholder or any Acquired Company pursuant to this Agreement.

For the avoidance of doubt, “Loss” shall not include consequential damages of any kind, or special, exemplar and/or punitive damages or any “diminution in enterprise value”, loss of profit or opportunities, costs or damages.

(b) Subject to the limitations in this Article IX, Parent and each Acquired Company (following Closing) shall jointly and severally indemnify, defend and hold harmless the Company Shareholder and, prior to the Closing, the Acquired Companies and their respective directors, managers, officers, employees and Affiliates (collectively, the “Shareholder Indemnified Parties” and, together with Parent Indemnified Parties, the “Indemnified Parties”) from and against all Losses, which such Shareholder Indemnified Party shall incur, sustain or suffer as a result of:

(i) any breach by Parent or Merger Subsidiary of any of the representations or warranties made by Parent or Merger Subsidiary in Article V;

(ii) any breach of or default in the performance by Parent or Merger Subsidiary (or the Acquired Companies following Closing) of any covenant, agreement or obligation to be performed by Parent or Merger Subsidiary pursuant to this Agreement.

(c) For all purposes of this Agreement, “Losses” shall be net of any insurance proceeds or other amounts actually recovered by the Indemnified Party from insurance policies in connection with the facts giving rise to the right of indemnification (after deducting any expenses related to the receipt of such payment.  The Indemnified Party will use commercially reasonable efforts to claim and collect any amounts available under any such insurance coverage.  If an Indemnified Party receives an amount under insurance coverage with respect to Losses at any time subsequent to any indemnification provided by an Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such party in connection with providing such indemnification up to such amount received by the Indemnified Party (net of any expenses related to the receipt of such payment, including prospective and retrospective premium adjustments, if any, occasioned by such Losses).  If such Parent Indemnified Party actually realizes a Tax Benefit with respect to any Loss giving rise to such indemnification payment in the taxable year during which such Loss was incurred or the immediately following taxable year, then such Parent Indemnified Party shall pay to the Company Shareholder the amount of such Tax Benefit at such time or times as and to the extent actually realized by such Parent Indemnified Party.

(d) If any Claim (or portion thereof) is based upon a Liability which is contingent only, the Company Shareholder shall not be liable to pay any indemnification for Losses relating to such contingent portion of the Claim unless and until such contingent liability gives rise to an actual obligation to make a payment (but Parent has the right under Section 9.2 to give notice of that Claim before such time).

(e) The parties agree that the cumulative indemnification obligations of each of (i) the Company Shareholder under Section 9.1(a) or (ii) the Parent under Section 9.1(b) shall not, in each case, exceed an amount equivalent to the Indemnification Cap; provided, however, that the Indemnifying Party shall not be liable for any Losses under Section 9.2(a) or Section 9.2(b) for any Loss (or series of related Losses) of less than $25,000 or until the aggregate amount of all Losses exceeds $50,000.  Any Claim (if ultimately payable by the Company Shareholder) may, at its option, be payable in shares of Common Stock at the value assigned to such Common Stock in the Closing Date Merger Consideration.

Section 9.2. Claims.

(a) Any Parent Indemnified Party shall promptly notify the Company Shareholder of any action, suit, Legal Proceeding, demand or breach (a “Claim”) with respect to which Parent Indemnified Party claims indemnification hereunder pursuant to Section 9.1(a).  Any Shareholder Indemnified Party shall promptly notify Parent of any Claim with respect to which the Shareholder Indemnified Party claims indemnification hereunder against Parent pursuant to Section 9.1(b).  For purposes of this Agreement, the term “Indemnifying Party” shall mean, as applicable, either the Company Shareholder on the one hand or Parent, on the other hand, that is an indemnifying party pursuant to, and in accordance with, the provisions of this Article IX.  Any failure of the Indemnified Party to give any notice required under this Section 9.2(a) shall not relieve the Indemnifying Party of its obligations under this Article IX except to the extent, if at all, that such Indemnifying Party shall have been actually prejudiced thereby.

(b) If any Claim relates to any action, suit, Legal Proceeding or demand instituted against the Indemnified Party by a third party (a “Third Party Claim”) with respect to which Claim the Indemnifying Party is obligated to provide indemnification under this Article IX, then the Indemnifying Party shall be entitled, at its own expense, to be fully involved and participate fully in or, subject to the provisions of this Section 9.2(b), assume the defense of such Third Party Claim.  Within thirty (30) days after the Indemnified Party gives written notice of such Third Party Claim pursuant to Section 9.2(a), the Indemnifying Party may assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party by providing the Indemnified Party with written notice of its election to assume such defense and assuming full responsibility for any Losses (as between the Indemnifying Party and the Indemnified Party) resulting from such Third Party Claim.  Notwithstanding the right of the Indemnified Party to retain its own counsel as described below, if the Indemnifying Party assumes the defense of any Third Party Claim, (A) the Indemnifying Party shall have the authority to negotiate and propose a settlement, compromise or discharge of such Third Party Claim, and (B) the Indemnified Party shall agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, and which releases the Indemnified Party completely from liability in connection with such Third Party Claim, provided that such settlement, compromise or discharge does not impose any equitable, injunctive or other non-monetary remedies or obligations on the Indemnified Party but involves solely the payment of money damages for which the Indemnified Party will be indemnified hereunder.

(c) The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Third Party Claim, the defense of which has been assumed by the Indemnifying Party pursuant hereto, but the Indemnified Party shall bear and shall be solely responsible for its own costs and expenses in connection with such participation, unless (i) the Indemnified Party receives the written opinion of counsel that representation of the Indemnified Party and the Indemnifying Party by the same counsel presents a conflict of interest under applicable standards of professional conduct or (ii) the Indemnified Party receives the written opinion of counsel that there may be legal defenses available to it which are different from or in addition to the defenses available to the Indemnifying Party and in the reasonable judgment of such counsel it is advisable for the Indemnified Party to employ separate counsel.  In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim for which it seeks indemnification hereunder without the prior written consent of the Company Shareholder, on the one hand, or Parent, on the other hand (in any case, not to be unreasonably withheld, delayed or conditioned).  If the Indemnifying Party elects not to assume the defense of the Third Party Claims, then the Indemnified Party may not, without the prior written consent of the Indemnifying Party, settle or compromise any action, consent to the entry of any judgment or forego any appeal with respect thereto (in any case, not to be unreasonably withheld, delayed or conditioned).

Section 9.3. Exclusive Remedy.  The indemnities provided for in this Article IX are the sole and exclusive remedies of the Indemnified Parties for any breach of this Agreement, including those caused by any breach of or inaccuracy in any representation or warranty or breach, nonfulfillment or default in the performance of any of the covenants or agreement contained in this Agreement, other than claims for fraud.  The parties shall not be entitled to a rescission of this Agreement, or to any further indemnification rights or other claims of any nature whatsoever in respect thereof (whether by contract, common law, statute, law, regulation or otherwise), all of which the parties hereby waive, except claims for fraud.  In furtherance of the foregoing, effective as of the Closing, Parent and the Merger Subsidiary each hereby waives and releases to the fullest extent permitted under applicable Law, the Company Shareholder, whether in any individual, corporate or any other capacity, from and against any and all other rights, claims and causes of action it may have against the Company Shareholder arising out of any matter, cause or event occurring contemporaneously with or prior to the execution and delivery of this Agreement; provided, however, that without limiting the foregoing, nothing contained in this Section 9.3 shall operate to release any claim by the Parent and the Merger Subsidiary arising out of or relating to this Agreement, the Company Documents, the Transactions (including relating to any exhibit, Schedule or document delivered hereunder) or fraud.  The provisions in this Agreement relating to indemnification, and the limits imposed on the Parent Indemnified Parties’ remedies with respect to this Agreement and the Transactions were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Company Shareholder hereunder.  No Parent Indemnified Party may avoid the limitations on Liability set forth in this Article IX by seeking damages for breach of contract, tort or pursuant to any other theory of Liability, and each party hereto agrees not to institute any such claim.  Notwithstanding anything in this Agreement to the contrary, the sole and exclusive remedy of the Shareholder Indemnified Parties for any Losses incurred, sustained or suffered by any of the Shareholder Indemnified Parties as a result of (a) any breach by Parent or Merger Subsidiary of any of the representations or warranties made by Parent or Merger Subsidiary in Article V, or (b) any breach of or default in the performance by Parent or Merger Subsidiary of any covenant, agreement or obligation to be performed by Parent or Merger Subsidiary pursuant to this Agreement, in each case prior to Closing, shall be the termination rights of the Company and the Company Shareholder set forth in Section 10.1(d) and Section 10.1(e) in accordance with the terms thereof.

Section 9.4. Purchase Price Adjustment.  The parties hereto agree to treat any indemnity payments made under this Article IX as adjustments to the Closing Date Merger Consideration for all Tax purposes to the extent permitted by applicable Law.

ARTICLE X
TERMINATION; AMENDMENT; WAIVER

Section 10.1. Termination.  This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval of the Merger and the Transactions by the Company Shareholder:

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if any court of competent jurisdiction or any Governmental Authority shall have issued an Order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger; or

(ii) if the Merger shall not have been consummated on or before June 30, 2016 (the “Outside Date”), unless the failure to consummate the Merger is the result of a breach of this Agreement by the party seeking to terminate this Agreement;

(c) by Parent, upon a breach of any covenant or agreement on the part of the Company or the Company Shareholder set forth in this Agreement, or if any representation or warranty contained in Article III or Article IV shall be or have become untrue, in either case such that any of the conditions set forth in Section 8.2(a), Section 8.2(b) or Section 8.2(c) would not be satisfied (a “Terminating Company Breach”); provided, however, that, if such Terminating Company Breach is curable by the Company or the Company Shareholder through the exercise of its respective reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company and the Company Shareholder of notice from Parent of such breach, but only as long as the Company and/or the Company Shareholder (as applicable) continues to use its respective reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”) (provided, however, that the Company Cure Period shall terminate on the close of business on the Business Day prior to the Outside Date), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period;

(d) by the Company or the Company Shareholder, upon a breach of any covenant or agreement on the part of Parent or the Merger Subsidiary set forth in this Agreement, or if any representation or warranty of Parent or the Merger Subsidiary shall be or have become untrue, in either case such that any of the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied (a “Terminating Parent Breach”); provided, however, that, if such Terminating Parent Breach is curable by Parent or Merger Subsidiary through the exercise of its respective reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Parent and Merger Subsidiary of notice from the Company of such breach, but only as long as Parent and/or Merger Subsidiary (as applicable) continues to use its respective reasonable best efforts to cure such Terminating Parent Breach (the “Parent Cure Period”) (provided, however, that the Parent Cure Period shall terminate on the close of business on the Business Day prior to the Outside Date), such termination shall not be effective, and such termination shall become effective only if the Terminating Parent Breach is not cured within the Parent Cure Period; or

(e) by the Company or the Company Shareholder if the Company or the Company Shareholder has satisfied (or Parent has waived) each of the conditions to Parent’s and Merger Subsidiary’s obligations to consummate the Transactions set forth in Section 8.1 and Section 8.2 (excluding conditions that cannot be satisfied until the Closing); provided, that such conditions could have been satisfied or would have been waived assuming the Closing would occur), and the Company and the Company Shareholder have indicated in writing to Parent that the Company and the Company Shareholder are ready, willing and able to consummate the Transactions on the date contemplated by Section 2.3 and are prepared to satisfy the conditions set forth in Section 8.1 and Section 8.2 that cannot be satisfied until the Closing on such date and Parent and Merger Subsidiary fail to consummate the Transactions within five Business Days following the date on which the Closing should have occurred pursuant to Section 2.3.

Section 10.2. Amendment.  This Agreement and the Plan of Merger may be amended by action taken by the board of directors of each of Merger Subsidiary, the Company and Parent at any time before the Effective Time; provided, however, that no amendment shall be made that under applicable Law requires the approval of the Company Shareholder without the approval of such Company Shareholder.  This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

Section 10.3. Extension; Waiver.  At any time prior to the Effective Time, either the Company or the Company Shareholder, on the one hand, or Parent and Merger Subsidiary, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto by the other or (c) waive compliance with any of the agreements or conditions contained herein by the other.  Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  Except with respect to any provision contained herein that provides for a specific time period to exercise a right, the delay or failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE XI
MISCELLANEOUS

Section 11.1. Entire Agreement; Assignment.  This Agreement, the Confidentiality Agreement (which Confidentiality Agreement the parties agree will automatically terminate as of the Closing and be of no further force or effect), and the other Transaction Documents (a) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all other prior and contemporaneous agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof and thereof, and (b) shall not be assigned by operation of Law or otherwise; provided that, Parent may or Parent may cause Merger Subsidiary to, without the prior written consent of any party, assign any or all of its rights hereunder to (i) one or more of its Affiliates, (ii) any lender of Parent or any of its subsidiaries, including the Company and its Subsidiaries, for collateral security purposes or (iii) any future purchaser of all or substantially all of the assets of the Company and/or any Subsidiary; provided further that no such assignment under subsection (ii) shall relieve Parent or Merger Subsidiary of any of its obligations hereunder.

Section 11.2. Notices.  All notices, requests, Claims, demands and other communications hereunder shall be in writing and shall be given by delivery in person, via electronic mail transmission, by overnight delivery service from a nationally-recognized overnight carrier or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as set forth below.  Any such notice, request, Claim, demand and other communications shall be deemed given or made (a) on the date of delivery, if delivered in person or by electronic mail transmission, (b) on the next Business Day following it being sent via nationally-recognized overnight courier, or (c) on the third (3rd) Business Day following it being mailed by national carrier or by registered or certified mail.

if to the Company Shareholder or the Company:	Dolphin Entertainment, Inc. 2151 Le Jeune Road Suite 15-Mezzanine Coral Gables, FL 33134 Attention: William O’Dowd Telephone: 305-774-0407
with a copy (which shall not constitute notice) to:	Greenberg Traurig, P.A. 401 East Las Olas Boulevard, Suite 2000 Fort Lauderdale, FL 33301 Attention: Kara MacCullough Telephone: 954-765-0500
if to Parent or Merger Subsidiary:	c/o Dolphin Digital Media, Inc. 2151 Le Jeune Road Suite 15-Mezzanine Coral Gables, FL 33134 Attention: Michael Espensen Telephone: 305-774-0407
and	c/o Dolphin Digital Media, Inc. 2151 Le Jeune Road Suite 15-Mezzanine Coral Gables, FL 33134 Attention: Nicholas Stanham Telephone: 305-774-0407

with a copy (which shall not constitute notice) to:	c/o Kingston Petersen 93 S. Jackson Street Seattle, WA 98104 Attention: Andrew Kingston Telephone: 206-257-2107

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 11.3. Governing Law; Jurisdiction; Venue; Service of Process; Waiver of Jury Trial.

(a) The interpretation and construction of this Agreement or any other Transaction Document, and all matters relating hereto (including the validity or enforcement of this Agreement), shall be governed by the laws of the State of Florida without regard to any conflicts or choice of laws provisions of the State of Florida that would result in the application of the Law of any other jurisdiction.

(b) Each party, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts of Miami-Dade County, Florida for the purpose of any lawsuit between or among the parties arising in whole or in part under or in connection with this Agreement or any other Transaction Document, (ii) hereby waives to the extent not prohibited by applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such lawsuit, any Claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such lawsuit brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or any other Transaction Document or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence any such lawsuit other than before one of the above-named courts.

(c) Each party hereby (i) consents to service of process in any lawsuit between or among the parties arising in whole or in part under or in connection with this Agreement or any other Transaction Document in any manner permitted by Florida Law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.2, will constitute good and valid service of process in any such lawsuit and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such lawsuit any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

(d) EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER DOCUMENTS EXECUTED AND DELIVERED IN CONNECTION HEREWITH OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 11.4. Parties in Interest; No Third Party Beneficiaries

.  Except as set forth in Section 11.1, this Agreement shall be binding upon and inure solely to the benefit of each party, and, except as set forth in Section 9.1, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 11.5. Execution of this Agreement.  This Agreement may be executed in original or facsimile counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile or email transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile or email shall be deemed to be their original signatures for all purposes.

Section 11.6. Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 11.7. Disclosure Generally.  All schedules attached hereto (including without limitation the Company Disclosure Schedules) are incorporated herein and expressly made a part of this Agreement as though completely set forth herein.  All references to this Agreement herein or in any of the schedules (including without limitation the Company Disclosure Schedules) shall be deemed to refer to this entire Agreement, including all schedules.  Notwithstanding anything to the contrary contained in the Company Disclosure Schedules or in this Agreement, the information and disclosures contained in any Company Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Company Disclosure Schedule or representation or warranty contained in Article III, as applicable, as though fully set forth in such Disclosure Schedule or representation or warranty for which applicability of such information and disclosure is reasonably apparent on its face notwithstanding the absence of a cross reference contained therein.  In addition, matters reflected in the Company Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Schedules.  Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.  The information contained in this Agreement, in the Company Disclosure Schedules, and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract).  Nothing in the Company Disclosure Schedules is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant.  Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Company Material Adverse Effect” or other similar terms in this Agreement.

Section 11.8. Legal Representation.  In any proceeding by or against any Parent Indemnified Party wherein any Parent Indemnified Party asserts or prosecutes any claim under, or otherwise seeks to enforce, this Agreement, Parent agrees in connection with such proceeding (a) that no Parent Indemnified Party or counsel therefor will move to seek disqualification of Greenberg Traurig, (b) to waive any right any Parent Indemnified Party may have to assert the attorney-client privilege against Greenberg Traurig with respect to any communication or information contained in Greenberg Traurig’s possession or files and (c) to consent to the representation of the Company Shareholder and its Affiliates by Greenberg Traurig, notwithstanding that Greenberg Traurig has or may have represented the Company Shareholder or any of its Affiliates (including the Acquired Companies) as counsel in connection with any matter, including any transaction (including the Transactions), negotiation, investigation, proceeding or action, prior to the Closing.  This consent and waiver extends to Greenberg Traurig’s representing the Company Shareholder against Parent or any Parent Indemnified Party in any dispute, litigation, arbitration or mediation in connection with this Agreement or the Transactions including any matter arising under Article II.  Any privilege attaching as a result of Greenberg Traurig’s representing the Company or any of its Subsidiaries in connection with the Transactions shall survive the Closing and shall remain in effect, provided that such privilege from and after the Closing shall be assigned to and controlled by the Company Shareholder.  In furtherance of the foregoing, each of the parties hereto agrees to take the steps necessary to ensure that any privilege attaching as a result of Greenberg Traurig representing the Company or any of its Subsidiaries in connection with the Transactions shall survive the Closing, remain in effect and be assigned to and controlled by the Company Shareholder.  The Parent Indemnified Parties acknowledge that the Company Shareholder has a reasonable expectation of privacy with respect to its communications (including any communications using the Acquired Companies’ computer and email systems and servers), with Greenberg Traurig prior to the Closing, solely to the extent that such communication reasonably relates to the transactions consummated pursuant to this Agreement, including the Company’s preparation for the transactions contemplated by this Agreement.  Parent agrees that it will, and will cause the Acquired Companies to, respect the confidentiality and privileged nature of all such communications between Greenberg Traurig, on the one hand, and the Acquired Companies and/or the Company Shareholder, on the other hand, and Parent agrees that it will not, and will cause the Acquired Companies not to, seek discovery of any such communications or otherwise claim any right of access or use to any such communications.  As to any privileged attorney client communications between Greenberg Traurig and the Company Shareholder, the Company or any of its Subsidiaries prior to the Closing Date (collectively, the “Privileged Communications”), the Parent, the Merger Subsidiary and the Company (including, after the Closing, the Surviving Corporation), together with any of their respective Affiliates, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action or claim against or involving any of the parties hereto after the Closing.  The Surviving Corporation further agrees that, on its own behalf and on behalf of its Subsidiaries, Greenberg Traurig’s retention by the Surviving Corporation or any of its respective Subsidiaries shall be deemed completed and terminated without any further action by any Person effective as of the Closing.

Section 11.9. Conflict Between Transaction Documents.  The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement shall govern and control.

 [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each party has executed or has caused this Agreement and Plan of Merger to be duly executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

PARENT:

DOLPHIN DIGITAL MEDIA, INC.

By:	/s/ Mirta Negrini
Mirta Negrini
CFO/COO

MERGER SUBSIDIARY:

DDM MERGER SUB, INC.

By:	/s/
Name
Title

MERGER SUBSIDIARY:

DDM MERGER SUB, INC.

By:	/s/
Name
Title

COMPANY:

DOLPHIN FILMS, INC.

By:	/s/
Name
Title

COMPANY SHAREHOLDER:

DOLPHIN ENTERTAINMENT, INC.

By:	/s/
Name
Title

EXHIBIT A

DEFINITIONS AND DEFINED TERMS

“Acquired Companies” shall mean, collectively, the Company and the Acquired Subsidiaries.

“Acquired Subsidiaries” shall mean each Subsidiary of the Company.

“Acquirer Documents” shall have the meaning set forth in Section 5.2.

“Acquisition Proposal” shall have the meaning set forth in Section 7.6(g)(i).

“Affiliate” shall mean with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Articles of Merger” shall have the meaning set forth in Section 2.2.

“Balance Sheet” shall have the meaning set forth in Section 3.6(a).

“Balance Sheet Date” shall have the meaning set forth in Section 3.6(a).

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Miami-Dade County, Florida are authorized or required by Law to close.

“Capital Lease Obligations” shall mean, without duplication of any item that would otherwise be included in the term Indebtedness, any obligation (including accrued interest) of the Company or its Subsidiaries under a lease agreement that would be capitalized pursuant to GAAP.  Notwithstanding the foregoing, Capital Lease Obligations shall not include any breakage costs, prepayment penalties or fees or other similar amounts, except to the extent actually incurred in connection with the consummation of the Transactions.

“Claim” shall have the meaning set forth in Section 9.2(a).

“Closing” shall have the meaning set forth in Section 2.3.

“Closing Date” shall mean the date on which the Closing occurs.

“Closing Date Company Expenses” shall mean, as of Closing, all of the Company’s unpaid out-of-pocket expenses incurred in connection with the Transactions (including, but not limited to, the fees and expenses of professionals (including investment bankers, attorneys, accountants and other consultants and advisors retained by any Acquired Company or the Company Shareholder in connection with the Transactions), any transaction bonuses, change of control bonuses or accelerated benefits to be paid in connection with the consummation of the Transactions.

“Closing Date Merger Consideration” shall have the meaning set forth in Section 2.8(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commercial Software” shall mean any commercial off-the-shelf software products and firmware or software embedded in equipment used by the Company, in all such cases with a total purchase price of less than $5,000.

“Common Stock” shall have the meaning set forth in the recitals to this Agreement.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company Cure Period” shall have the meaning set forth in Section 10.1(c).

“Company Disclosure Schedules” shall have the meaning set forth in the preamble of Article III.

“Company Documents” shall have the meaning set forth in Section 3.2.

“Company Intellectual Property” shall have the meaning set forth in Section 3.11.

“Company Material Adverse Effect” shall mean any change, development, event, effect, circumstance or occurrence that, individually or in the aggregate, is or would reasonably be expected to be material and adverse to the business, condition (financial or otherwise), assets, Liabilities or results of operations of the Acquired Companies, taken as a whole, or prevents or materially delays, or would reasonably be expected to prevent or materially delay, the Company’s ability to perform its obligations hereunder; provided, however, that none of the following shall be a “Company Material Adverse Effect”:

(a)           changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally to the extent such changes do not adversely affect the Acquired Companies in a materially disproportionately adverse manner relative to other participants in the industry in which the Acquired Companies engage;

(b)           changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including, but not limited to, changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries;

(c)           changes in political conditions in the United States or any other country or region in the world, to the extent such changes do not adversely affect the Acquired Companies in a materially disproportionately adverse manner relative to other participants in the industry in which the Acquired Companies engage;

(d)           changes in conditions in the industry in which the Acquired Companies conduct business, to the extent such acts do not adversely affect the Acquired Companies in a materially disproportionately adverse manner relative to other participants in the industry in which the Acquired Companies engage

(e)           acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(f)           earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(g)           the announcement of this Agreement or the pendency or consummation of the Transactions;

(h)           the taking of any action required by this Agreement or any Transaction Document, or the failure to take any action prohibited by this Agreement or any Transaction Document;

(i)           any actions taken, or failure to take action, in each case, to which Parent has in writing expressly approved, consented to or requested;

(j)           changes in Law or GAAP, to the extent such changes do not adversely affect the Acquired Companies in a materially disproportionately adverse manner relative to other participants in the industry in which the Acquired Companies engage;

(m)           any failure by the Company to meet any internal projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Company Shareholder” shall have the meaning set forth in the preamble to this Agreement.

“Company Shareholder Documents” shall have the meaning set forth in Section 4.1.

“Confidentiality Agreement” shall have the meaning set forth in Section 7.1.

“Contracts” shall mean all contracts, agreements, leases, licenses, notes, mortgages, arrangements, understandings and commitments (and all amendments, side letters, modifications and supplements thereto, including any agreements, amendments, modifications or other changes made through e-mail, facsimile or other informal written communication), whether written or oral.

“Dollars” and “$” shall mean United States of America dollars.

“Effective Time” shall have the meaning set forth in Section 2.2.

“Environmental Claim” shall mean any claim; litigation; demand; action; cause of action; suit; loss; cost, including attorneys’ fees, diminution in value, and expert’s fees; Losses; punitive damage, fine, penalty, expense, liability, criminal liability, strict liability, judgment, governmental or private investigation and testing; notification of potential responsibility for clean-up of any facility or for being in violation or in potential violation of any requirement of Environmental Law; proceeding; consent or administrative order, agreement, or decree; Lien; personal injury or death of any Person; or property damage (including diminution in value damages), whether threatened, sought, brought, or imposed, that is related to or that seeks to recover Losses related to, or seeks to impose liability under Environmental Law, including for: (a) improper use or treatment of wetlands, pinelands, or other protected land or wildlife; (b) radioactive materials (including naturally occurring radioactive materials); (c) pollution, contamination, preservation, protection, decontamination, remediation, or clean-up of the indoor or ambient air, surface water, groundwater, soil or protected lands; (d) exposure of Persons or property to any Hazardous Material and the effects thereof; (e) the release or threatened release (into the indoor or outdoor environment), generation, manufacture, processing, distribution in commerce, use, application, transfer, transportation, treatment, storage, disposal, or remediation of a Hazardous Material; (f) injury to, death of, or threat to the health or safety of any Person or Persons caused directly or indirectly by any Hazardous Material; (g) destruction of property or injury to persons caused directly or indirectly by any Hazardous Material or the release or threatened release of any Hazardous Material to any property (whether real or personal); (h) the implementation of spill prevention and/or disaster plans relating to any Hazardous Material; (i) failure to comply with community right-to-know and other disclosure Laws; or (j) maintaining, disclosing, or reporting information to Governmental Authorities or any other third Person under, or complying or failing to comply with, any Environmental Law.  The term “Environmental Claim” also includes any Losses incurred in testing related to or resulting from any of the foregoing.

“Enforceability Exceptions” means applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

“Environmental Laws” shall mean all Laws as enacted and in effect on or prior to the Closing Date concerning pollution or protection of human health or the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal,  processing, discharge, release, threatened release, or cleanup of any Hazardous Material.

“Environmental Permits” shall mean all Permits relating to or required by Environmental Laws and necessary for the conduct of the business of the Acquired Companies.

“FBCA” shall have the meaning set forth in the recitals to this Agreement.

“Financial Statements” shall have the meaning set forth in Section 3.6(a).

“Fundamental Representations” shall mean the representations and warranties set forth in (i) the first sentence of Section 3.1,  (ii) Section 3.2, (iii) clauses (a)(i)(1) and (a)(i)(4), and (b) of Section 3.3, (iv)  Section 3.4, (v) Section 3.5, (vi) Section 3.8, (vii) Section 3.17, (viii) Section 3.19, (ix) Section 4.1, (x) Section 4.2 (xi) Section 4.3, (xii) Section 4.4, (xiii) Section 4.5 and (xiv) Section 4.6.

“GAAP” shall mean United States generally accepted accounting principles as consistently applied by the Acquired Companies without any change in accounting methods, policies, practices, procedures, classifications, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification, judgments, or presentation or otherwise (including with respect to the nature of accounts, level of reserves or level of accruals) from those used in the preparation of the audited financial statements of the Acquired Companies for the fiscal year ended December 31, 2013, in each case, to the extent consistent with GAAP.

“Governmental Authority” shall mean any federal, state, national, provincial, municipal or other governmental department, commission, board, bureau, agency, legislative or administrative body, instrumentality, or any court or tribunal of the United States or any of its possessions or territories.

“Greenberg Traurig” shall mean Greenberg Traurig LLP and Greenberg Traurig, P.A.

“Hazardous Material” shall mean any substance, material or waste (regardless of physical form or concentration) that (a) is classified as hazardous or toxic, or which contains explosive or  radioactive material, asbestos, polychlorinated biphenyl, or petroleum hydrocarbons, or (b) is defined, designated, listed,  or  regulated under Environmental Law as a  hazardous substance, hazardous waste, hazardous material, pollutant or contaminant.

“Indebtedness” shall mean without duplication, the outstanding principal amount of, accrued and unpaid interest on and other payment obligations (including any prepayment obligations payable as a result of the consummation of the Transactions) related to (a) all indebtedness for borrowed money, whether direct or indirect; (b) all liabilities secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired and subject thereto; (c) all guarantees, endorsements and other contingent obligations in respect of Indebtedness of others; (d) the deferred portion or installments of purchase price, and any amounts reserved for the payment of a contingent purchase price, in connection with the acquisition of any business; (e) obligations to reimburse issuers of any letters of credit (but only to the extent drawn without duplication of other indebtedness supported or guaranteed thereby); (f) any obligation evidenced by bonds, debentures, notes or similar instruments; (g) Capital Lease Obligations, with such lease obligations to be determined in accordance with GAAP, and (h) for interest rate swap contracts, swap contracts, foreign currency exchange contracts or other hedging or similar contracts (including any breakage or associated fees); provided that Indebtedness shall not include (x) any item that would constitute Indebtedness solely between or among one Acquired Company and one or more other Acquired Companies, (y) operating leases or (z) accounts payable, accrued expenses, accrued income taxes or deferred income tax liability, in each case, incurred in the Ordinary Course of Business.

“Indemnification Cap” means three million Dollars ($3,000,000).

“Indemnified Parties” shall have the meaning set forth in Section 9.1(b).

“Indemnifying Party” shall have the meaning set forth in Section 9.2(a).

“Infringe” shall mean infringe, misappropriate or otherwise violate.

“Insurance Policies” shall have the meaning set forth in Section 3.18.

“Intellectual Property” shall mean, collectively, all United States and foreign intellectual property, including all (i) patents and patent applications, (ii) trademarks, trademark registrations and applications therefor, domain names, trade dress, trade names, service marks, service mark registrations and applications therefor, Internet domain name registrations, logos and the goodwill associated therewith, (iii) copyrightable works, copyright registrations and applications therefor, and (iv)  proprietary inventions, know-how, Trade Secrets, and proprietary confidential business information.

“IRS” shall mean the Internal Revenue Service.

“Knowledge” shall mean with respect to the Company, the actual knowledge of William O’Dowd IV or Mirta Negrini.

“Law” shall mean any federal, state, national, provincial, local or other law, rule of common law, statute, act, ordinance or other governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder.

“Legal Proceeding” shall mean any judicial, administrative or arbitral actions, suits, claims, investigations, mediations or proceedings (public or private), whether for condemnation or otherwise, by or before a Governmental Authority or arbitrator.

“Liabilities” shall mean any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, asserted or unasserted, liquidated or unliquidated, or due or to become due) and including all costs and expenses thereto.

“Lien” shall mean any mortgages, liens, pledges, charges, security interests, leases, licenses, conditional sale agreements or other title retention agreements, options, rights of way, easements or encumbrances of any kind, other than Permitted Exceptions.

“Losses” shall have the meaning set forth in Section 9.1(a).

“Material Contract” shall have the meaning set forth in Section 3.12.

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Merger Subsidiary” shall have the meaning set forth in the preamble to this Agreement.

“Merger Subsidiary Common Stock” shall mean the Common Stock, no par value per share, of Merger Subsidiary.

 “Order” shall mean any order, injunction, judgment, decree, consent decree, ruling, writ, assessment, settlement, stipulation, administrative order, compliance order or arbitration award of a Governmental Authority or arbitrator.

“Ordinary Course of Business” shall mean the ordinary and usual course of business of the Acquired Companies consistent with past practice.

“Outside Date” shall have the meaning set forth in Section 10.1(b)(ii).

“Parent” shall have the meaning set forth in the preamble to this Agreement.

“Parent Board” shall have the meaning set forth in the recitals to this Agreement.

“Parent Cure Period” shall have the meaning set forth in Section 10.1(d).

“Parent Proxy Statement” shall have the meaning set forth in Section 7.8(a).

“Parent Recommendation” shall have the meaning set forth in Section 7.8(a).

“Parent Recommendation Withdrawal” shall have the meaning set forth in Section 7.6(d).

“Parent Shareholders Meeting” means the annual meeting of the shareholders of the Parent to be held to consider the adoption of this Agreement.

“Parent Indemnified Party” shall have the meaning set forth in Section 9.1(a).

 “Permits” shall mean all permits, licenses, variances, exemptions, orders, registrations, franchises, consents, waivers, notifications, certificates, qualifications and approvals and governmental authorizations of all Governmental Authorities.

“Permitted Exceptions” shall mean (i) minor imperfections in title, restrictions, easements of record, rights of way and other similar non-monetary encumbrances on any real property which are not, individually or in the aggregate, material in amount or do not or are not reasonably likely to materially detract from the value of or materially impair the existing use of the property affected by such encumbrances or imperfections; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided a reserve is established therefor as required by GAAP; (iii) mechanics’, carriers’, workers’, warehousemen’s, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business and not delinquent; (iv) liens securing Indebtedness as disclosed in the Financial Statements or in the Company Disclosure Schedules, which such liens shall be released upon repayment of such Indebtedness on or prior to the Closing; (v) liens securing rental payments under a capital or operating lease; and (vi) Liens arising in the Ordinary Course of Business under worker’s compensation, unemployment insurance, social security, retirement and similar legislation.

“Person” shall mean any individual, corporation, partnership, limited liability company, association, trust, unincorporated entity or other legal entity.

“Personal Property Leases” shall have the meaning given to such term in Section 3.10.

“Privileged Communications” shall have the meaning given to such term in Section 11.8.

“Registered Intellectual Property” shall mean all (i) patents, (ii) trademark and service mark registrations, (iii) copyright registrations; (iv) domain name registrations; (v) any similar registrations, issuances or certificates for any Article of Intellectual Property; and (vi) applications for any of the foregoing.

“Representatives” shall mean officers, directors, employees, accountants, counsel, financial advisors and other representatives.

“SEC” shall mean the Securities and Exchange Commission.

“Seller Tax Returns” shall have the meaning set forth in Section 7.3(b).

“Shareholder Approval” shall have the meaning set forth in Section 5.6.

“Shareholder Indemnified Parties” shall have the meaning set forth in Section 9.1(b).

“Shares” shall mean all shares of Common Stock owned by the Company Shareholder.

“Special Committee” shall have the meaning set forth in the recitals to this Agreement.

“Straddle Period” shall have the meaning set forth in Section 7.3(c).

“Subsidiary” shall mean each Person with respect to which a Person has (i) the right to vote (directly or indirectly through one or more other Persons or otherwise) shares or other equity representing 50% or more of the votes eligible to be cast in the election of directors or similar governing body of such Person, or (ii) the legal power to direct the business or policies of such Person.

“Superior Proposal” shall have the meaning set forth in Section 7.6.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tax” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, occupancy, personal property, sales, use, transfer, financial transaction, registration, value added, alternative or add on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not. “Taxes” shall mean any or all of the foregoing collectively.

“Tax Benefit” shall mean any refund of Taxes paid (to the extent such refund is actually received in cash) or reduction in the amount of cash Taxes of the Company that otherwise would have been paid in such calendar year, provided, however, that in all such instances, for this purpose the Tax Benefit, if any, shall be computed by treating any deduction relating to such Loss as the last deduction taken.

“Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement relating to any Tax, including any schedule or attachment thereto and including any amendment thereof.

“Taxing Authority” shall mean the IRS or any Governmental Authority responsible for the imposition or collection of any Tax.

“Terminating Company Breach” shall have the meaning set forth in Section 10.1(c).

“Terminating Parent Breach” shall have the meaning set forth in Section 10.1(d).

“Third Party Claim” shall have the meaning set forth in Section 9.2(b).

“Trade Secrets” shall mean trade secrets, know-how and confidential business information, proprietary algorithms, proprietary data, customer lists, pricing and cost information, business and marketing plans and proposals, proprietary documentation and manuals, software source code and any other information, however documented, that is a trade secret within the meaning of the Uniform Trade Secrets Act, Ch. 688, Florida Statutes or otherwise derives economic value from not being generally known or ascertainable to third parties.

“Transaction Documents” shall mean this Agreement and the Articles of Merger.

“Transactions” shall have the meaning set forth in the Recitals to this Agreement.

EXHIBIT B

FORM OF ARTICLES OF MERGER

ARTICLES OF MERGER

OF

DDM MERGER SUB, INC

with and into

DOLPHIN FILMS, INC.

Dated October 14, 2015

Pursuant to and in accordance with the provisions of Section 607.1101, 607.1103, and 607.1105 of the Florida Business Corporation Act (“FBCA”), DDM Merger Sub, Inc., (“Acquisition”) a wholly owned subsidiary of Dolphin Digital Media, Inc., a Florida corporation (the “Parent”), and Dolphin Films, Inc., a Florida corporation (“Surviving Corporation”), do hereby adopt these Articles of Merger (these “Articles”) for the purpose of merging Acquisition with and into Surviving Corporation (the “Merger”).

1.	Plan of Merger. That certain Agreement and Plan of Merger (the “Plan”), dated as of October 14, 2015, is attached hereto as Exhibit A.

2.
Effective Time.  The Merger shall be effective upon the filing of these Articles with the Secretary of State of the State of Florida (the “Effective Time”). At the Effective Time, by virtue of the Merger and without any action on the part of Acquisition or the Surviving Corporation, Acquisition shall be merged with and into Surviving Corporation, with Surviving Corporation being the surviving corporation of the Merger and the separate existence of Acquisition shall thereupon cease.  The Merger shall have the effects set forth in Section 607.1106 of the FBCA, and all property, rights, privileges, policies and franchises of each of the Surviving Corporation and Acquisition shall vest in the Surviving Corporation and all debts, liabilities and duties of each of the Surviving Corporation and Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

3.
Date of Plan Adoption.  The Plan was approved (i) by the unanimous written consent of the Board of Directors and sole shareholder of the Surviving Corporation dated as of October 14, 2015, (ii) by the unanimous written consent of the Board of Directors of the Parent dated as of October 14, 2015,  (iii) by the unanimous written consent of the Board of Directors and sole shareholder of Dolphin Entertainment, Inc. dated as of October 14, 2015 (iv) by the unanimous written consent of the Board of Directors of Acquisition dated as of October 14, 2015, and (v) by the affirmative vote of the holders of at least a majority of all outstanding shares of common stock of the Parent on [*].

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4.
Counterparts; Facsimile Signatures.  These Articles may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one document.  Facsimile or other electronically scanned and transmitted signatures shall be deemed originals for all purposes of these Articles.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned have executed these Articles as of the date first set forth above.

DOLPHIN FILMS, INC.

By:	/s/
Name
Title

DOLPHIN DIGITAL MEDIA, INC.

By:	/s/
Name
Title

DDM MERGER SUB, INC.

By:	/s/
Name
Title

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Exhibit A

[AGREEMENT AND PLAN OF MERGER]

EXHIBIT C
SERIES B PREFERRED STOCK CERTIFICATE OF DESIGNATION

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
DOLPHIN DIGITAL MEDIA, INC.

DESIGNATING
SERIES B CONVERTIBLE PREFERRED STOCK

Pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act (the “FBCA”), this Florida Corporation adopts the following amendments to its Amended and Restated Articles of Incorporation (these “Articles of Amendment”):

1.	The name of the corporation is Dolphin Digital Media, Inc. (the “Corporation”).

2.	These Articles of Amendment were adopted by the Board of Directors of the Corporation (the “Board of Directors”) on October 14, 2015 without shareholder action and shareholder action was not required.

3.	Article III of the Corporation’s Amended and Restated Articles of Incorporation is hereby amended to add the following as Section E thereof:

Section E. SERIES B CONVERTIBLE PREFERRED STOCK

1.           Designation and Amount. There shall be a series of Preferred Stock that shall be designated as “Series B Convertible Preferred Stock,” and the number of shares constituting such series shall be 4,000,000. The number of shares constituting the Series B Convertible Preferred Stock  may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series B Convertible Preferred Stock  to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

2.           Definitions.

Unless the context otherwise requires, each of the terms defined in this Section 2 shall have, for all purposes of this Certificate of Designation, the meaning herein specified (with terms defined in the singular having comparable meanings when used in the plural):

 “Articles of Incorporation” means the Company’s Articles of Incorporation, as in effect on the date of this Certificate of Designation.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

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“By-Laws” means the Company’s By-Laws, as amended, as in effect on the date of this Certificate of Designation.

“Capital Stock” means any and all shares, interests, participations or other equivalents in the equity interest (however designated) in the Company.

 “Common Share Equivalents” means securities, options, warrants, derivatives, debt instruments or other rights convertible into, or exercisable or exchangeable for, or entitling the holder thereof to receive directly or indirectly, Common Stock.

“Common Stock” means the common stock, $0.015 par value per share, of the Company or any other Capital Stock into which such shares of common stock shall be reclassified or changed.

“Common Stock Transfer Agent” has the meaning set forth in Section 6(c) hereof.

“Company’s Organizational Documents” means the Articles of Incorporation, this Certificate of Designations, any other certificate of designations issued pursuant to the Articles of Incorporation, and the By-Laws.

“Conversion Number” has the meaning set forth in Section 6(a) hereof.

“Conversion Shares” has the meaning set forth in Section 6(a) hereof.

“Converted Shares” has the meaning set forth in Section 6(b) hereof.

“Converting Shares” has the meaning set forth in Section 6(b) hereof.

“Holders” means the record holders of the shares of Series B Convertible Preferred Stock, as shown on the books and records of the Company.

 “Junior Stock” has the meaning set forth in Section 3 hereof.

“Liquidation Event” means (i) any voluntary or involuntary liquidation, dissolution or winding-up of the Company, (ii) the consummation of a merger or consolidation in which the stockholders of the Company prior to such transaction own less than a majority of the voting securities of the entity surviving such transaction, or (iii) the sale, distribution or other disposition of all or substantially all of the Company’s assets.

“Liquidation Preference” has the meaning set forth in Section 5(a) hereof.

“Market Price” means the last reported sale price of the Common Stock on the primary U.S. national securities exchange, automated quotation system or inter-dealer quotation system upon which the Common Stock is then traded or quoted.

“Parity Stock” has the meaning set forth in Section 3 hereof.

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“Person” includes all natural persons, corporations, business trusts, limited liability companies, associations, companies, partnerships, joint ventures and other entities, as well as governments and their respective agencies and political subdivisions.

“Senior Stock” has the meaning set forth in Section 3 hereof.

“Series B Convertible Preferred Stock” has the meaning set forth in Section 1 hereof.

“Stated Value” means $0.10 per share of Series B Convertible Preferred Stock, as may be adjusted for any stock split, reverse stock split, dividend or similar event relating to the Series B Convertible Preferred Stock.

 “Transfer Agent” means the entity designated from time to time by the Company to act as the registrar and transfer agent for the Series B Convertible Preferred Stock or, if no entity has been so designated to act in such capacity, the Company.

3.           Ranking.

The Series B Convertible Preferred Stock shall, with respect to rights on the liquidation, winding-up and dissolution of the Company (as provided in Section 5 below), rank (a) senior to all classes of Common Stock and to each other class of Capital Stock or series of Preferred Stock established hereafter by the Board of Directors the terms of which expressly provide that such class ranks junior to the Series B Convertible Preferred Stock as to rights on the liquidation, winding-up and dissolution of the Company (collectively referred to as the “Junior Stock”), (b) on a parity with each other class of Capital Stock or series of Preferred Stock established hereafter by the Board of Directors with the written consent of the Holders of at least a majority of the outstanding shares of Series B Convertible Preferred Stock, the terms of which expressly provide that such class or series ranks on a parity with the Series B Convertible Preferred Stock as to rights on the liquidation, winding-up and dissolution of the Company (collectively referred to as the “Parity Stock”) and (c) junior to any future class of Preferred Stock established hereafter by the Board of Directors, the terms of which expressly provide that such class ranks senior to the Series B Convertible Preferred Stock as to rights on the liquidation, winding-up and dissolution of the Company (collectively referred to as the “Senior Stock”).

The Series B Convertible Preferred Stock shall, with respect to rights to dividends (as provided in Section 4 below), rank on a parity with each class of Common Stock.

4.           Dividends.

The Company shall not declare, pay or set aside any dividends on shares of Common Stock (other than dividends on shares of Common Stock payable solely in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Company’s Organizational Documents) the Holders simultaneously receive a dividend on each outstanding share of Series B Convertible Preferred Stock in an amount equal to that dividend per share of Series B Convertible Preferred Stock as would equal the product of the dividend payable on each share of Common Stock and the number of shares of Common Stock then issuable upon conversion of one share of Series B Convertible Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend and without regard to any limitation on conversion set forth in Section 6(b) hereof.

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5.           Liquidation Preference.

(a) Except as otherwise provided in Section 6(g), upon any Liquidation Event, each Holder shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, on account of each share of Series B Convertible Preferred Stock held by such Holder, (i) prior to the holders of any class or series of Common Stock and Junior Stock, (ii) pro rata with the holders of any Parity Stock and (iii) after the holders of any Senior Stock, an amount (such amount, the “Liquidation Preference”) equal to the Stated Value.

(b) Except as otherwise provided in Section 6(g), upon any Liquidation Event, after the payment of the Liquidation Preference the remaining assets of the Company available for distribution to its stockholders shall be distributed among the Holders and the holders of the shares of Capital Stock, pro rata, based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of this Certificate of Designation (or any other applicable certificate of designation) immediately prior to such Liquidation Event without regard to any limitation on conversion set forth in Section 6(b) hereof.

6.           Conversion.

(a) Right to Convert. Subject to the provisions of Section 6(b) hereof, each Holder shall have the right, upon the delivery of a written notice to the Company, to convert any share of Series B Convertible Preferred Stock held by it into that number of fully paid and nonassessable shares of Common Stock (“Conversion Shares”) equal to the Conversion Number at the time in effect. Any Holder may convert all or less than all of the shares of Series B Convertible Preferred Stock held by it at any time. Any Holder’s conversion of shares of Series B Convertible Preferred Stock under this Section 6(a) shall not be effective unless such Holder has also complied with the provisions set forth in Section 6(b) hereof at the time of delivery of its aforesaid written notice to the Company. The initial “Conversion Number” per share of Series B Convertible Preferred Stock shall be nineteen (19); provided, however, that the Conversion Number in effect from time to time shall be subject to adjustment as provided hereinafter.

(b) Conversion Procedures. Each conversion of shares of Series B Convertible Preferred Stock into shares of Common Stock shall be effected by the surrender of the certificate(s) evidencing the shares of Series B Convertible Preferred Stock to be converted (the “Converting Shares”) at the principal office of the Company (or such other office or agency of the Company as the Company may designate by notice in writing to the Holders of the Series B Convertible Preferred Stock) at any time during its usual business hours, together with written notice by the holder of such Converting Shares, (i) stating that the Holder desires to convert the Converting Shares, or a specified number of such Converting Shares, evidenced by such certificate(s) into shares of Common Stock (the “Converted Shares”), and (ii) giving the name(s) (with addresses) and denominations in which the Converted Shares should either be registered with the Company’s transfer agent and registrar for the Common Stock (the “Common Stock Transfer Agent”) on its records in book-entry form under The Direct Registration System or certificated, and, in either case, instructions for the delivery of a statement evidencing book-entry ownership of the Converted Shares or the certificates evidencing the Converted Shares. Upon receipt of the notice described in the first sentence of this Section 6(b), together with the certificate(s) evidencing the Converting Shares, the Company shall be obligated to, and shall, cause to be issued and delivered in accordance with such instructions, as applicable, either (x) a statement from the Common Stock Transfer Agent evidencing ownership of the Converted Shares, registered in the name of the Holder or its designee on the Common Stock Transfer Agent’s records in book-entry form under The Direct Registration System or (y) certificate(s) evidencing the Converted Shares and, if applicable, a certificate (which shall contain such applicable legends, if any, as were set forth on the surrendered certificate(s)) representing any shares which were represented by the certificate(s) surrendered to the Company in connection with such conversion but which were not Converting Shares and, therefore, were not converted. All or some Converted Shares so issued whether in book-entry form under the Direct Registration System or in certificated form may be subject to restrictions on transfer as required by applicable federal and state securities laws. Any such Converted Shares subject to restrictions on transfer under applicable federal and state securities laws shall be encumbered by stop transfer orders and restrictive legends (or equivalent encumbrances). Such conversion, to the extent permitted by law, shall be deemed to have been effected as of the close of business on the date on which such certificate(s) shall have been surrendered and such written notice shall have been received by the Company unless a later date has been specified by such Holder, and at such time the rights of the Holder of such Converting Shares as such Holder shall cease, and the Person(s) in whose name or names the Converted Shares are to be issued either in book-entry form or certificated form, as applicable, upon such conversion shall be deemed to have become the holder(s) of record of the Converted Shares.

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(c) Effect of Conversion. Upon the issuance of the Converted Shares in accordance with Section 6, such shares shall be deemed to be duly authorized, validly issued, fully paid and non-assessable.

(d) Adjustments for Common Stock Dividends and Distributions. If the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Conversion Number then in effect shall be increased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Number then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date. To the extent an adjustment is made in respect of the foregoing pursuant to Section 6(e) or the Holder actually receives the dividend to which any such adjustment relates, an adjustment shall not be made pursuant to this Section 6(d).

(e) Conversion Number Adjustments for Subdivisions, Combinations or Consolidations of Common Stock.

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(i) In the event the Company should at any time or from time to time fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of shares of Common Stock entitled to receive a dividend or other distribution payable in additional Common Share Equivalents, without payment of any consideration by such holder for additional Common Share Equivalents (including the additional Common Stock issuable upon conversion, exchange or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Number then in effect shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each such share of such Series B Convertible Preferred Stock shall be increased in proportion to such increase of outstanding shares of Common Stock and shares issuable with respect to Common Share Equivalents.

(ii) If the number of shares of Common Stock outstanding at any time is decreased by a combination, consolidation, reclassification or reverse stock split of the outstanding shares of Common Stock or other similar event, then, following the record date of such combination, the Conversion Number then in effect shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each such share of such Series B Convertible Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination, merger or sale of assets transaction provided for elsewhere in this Section 6), provision shall be made so that the Holders shall thereafter be entitled to receive upon conversion of the Series B Convertible Preferred Stock the number of shares of Capital Stock or other securities or property of the Company to which a holder of Common Stock would have been entitled on recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the Holders after the recapitalization to the end that the provisions of this Section 6 (including adjustment of the Conversion Number then in effect and the number of shares issuable upon conversion of the Series B Convertible Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(g) Mergers and Other Reorganizations. If at any time or from time to time there shall be a reclassification of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 6) or a merger or consolidation of the Company with or into another entity or the sale of all or substantially all of the Company’s properties and assets to any other Person, then, as a part of and as a condition to the effectiveness of such reclassification, merger, consolidation or sale, lawful and adequate provision shall be made so that the Holders shall thereafter be entitled to receive upon conversion of the Series B Convertible Preferred Stock the number of shares of Capital Stock or other securities or property, if any, of the Company or of the successor entity resulting from such reclassification, merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled in connection with such reclassification, merger, consolidation or sale. In any such case, appropriate provision shall be made with respect to the rights of the Holders after the reclassification, merger, consolidation or sale to the end that the provisions of this Section 6 (including, without limitation, provisions for adjustment of the Conversion Number and the number of shares purchasable upon conversion of the Series B Convertible Preferred Stock) shall thereafter be applicable, as nearly as may be, with respect to any shares of Capital Stock, securities or property to be deliverable thereafter upon the conversion of the Series B Convertible Preferred Stock.

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Each Holder, upon the occurrence of a reclassification, merger or consolidation of the Company or the sale of all or substantially all its assets and properties, as such events are more fully set forth in the first paragraph of this Section 6(g), shall have the option of electing treatment of its shares of Series B Convertible Preferred Stock under either this Section 6(g) or Section 5 hereof, notice of which election shall be submitted in writing to the Company at its principal offices no later than ten (10) days before the effective date of such event, provided that any such notice of election shall be effective if given not later than fifteen (15) days after the date of the Company’s notice pursuant to Section 6(h) hereof with respect to such event, and, provided, further, that if any Holder fails to give the Company such notice of election, the provisions of this Section 6(g) shall govern the treatment of such Holder’s shares of Series B Convertible Preferred Stock upon the occurrence of such event.

(h) Notices of Record Date. In the event (i) the Company fixes a record date to determine the holders of Common Stock who are entitled to receive any dividend or other distribution, or (ii) there occurs any capital reorganization of the Company, any reclassification or recapitalization of the Common Stock of the Company, any merger or consolidation of the Company, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each Holder at least ten (10) days prior to the record date specified therein, a notice specifying (a) the date of such record date for the purpose of such dividend or distribution and a description of such dividend or distribution, (b) the date on which any such reorganization, reclassification, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (c) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock or other securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, dissolution, liquidation or winding up.

(i) No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the Holders against impairment.

(j) Fractional Shares and Certificate as to Adjustments. In lieu of any fractional shares to which a Holder would otherwise be entitled upon conversion, the Company shall pay cash equal to such fraction multiplied by the Market Price of one share of Common Stock, as determined in good faith by the Board of Directors. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Convertible Preferred Stock of each Holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

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Upon the occurrence of each adjustment or readjustment of the Conversion Number of any share of Series B Convertible Preferred Stock pursuant to this Section 6, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any Holder, furnish or cause to be furnished to such Holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Number at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such Holder’s shares of Series B Convertible Preferred Stock. The provisions of Section 6(d), (e), (f) and (g) shall apply to any transaction and successively to any series of transactions that would require any adjustment pursuant thereto.

(k) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Convertible Preferred Stock (taking into account the adjustments required by this Section 6), such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Convertible Preferred Stock, in addition to such other remedies as shall be available to the Holders, the Company will, as soon as is reasonably practicable, take all such action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

7.           Voting Rights. Holders of Series B Convertible Preferred Stock shall have no voting rights except as required by law, including but not limited to the FBCA, and as expressly provided in this Certificate of Designation.

8.           Reissuance of Shares of Series B Convertible Preferred Stock.

Shares of Series B Convertible Preferred Stock that have been issued and reacquired in any manner, including shares purchased, redeemed, converted or exchanged, shall (upon compliance with any applicable provisions of the FBCA) be permanently retired or cancelled and shall not under any circumstances be reissued. The Company shall from time to time take such appropriate action as may be required by applicable law to reduce the authorized number of shares of Series B Convertible Preferred Stock by the number of shares that have been so reacquired.

10.           Notices.

Any and all notices, consents, approval or other communications or deliveries required or permitted to be provided under this Certificate of Designation shall be in writing and shall be deemed given and effective on the earliest of (a) the date of receipt, if such notice, consent, approval or other communication is delivered by hand (with written confirmation of receipt) or via facsimile to the Company or the Holders, as applicable, at the facsimile number specified in the register of Holders of Series B Convertible Preferred Stock maintained by the Transfer Agent prior to 5:00 p.m. (New York City time) on a Business Day, (b) the next Business Day after the date of receipt, if such notice, consent, approval or other communication is delivered via facsimile to the Company or the Holder, as applicable, at the facsimile number specified in the register of Holders of Series B Convertible Preferred Stock maintained by the Transfer Agent on a day that is not a Business Day or later than 5:00 p.m. (New York City time) on any Business Day, or (c) the third Business Day following the date of deposit with a nationally recognized overnight courier service for next Business Day delivery and addressed to the Company or the Holder, as applicable, at the address specified in the register of Holders of Series B Convertible Preferred Stock maintained by the Transfer Agent.

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11.           Headings.

The headings of the various sections and subsections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

12.           Severability of Provisions.

If any powers, preferences and relative, participating, optional and other special rights of the Series B Convertible Preferred Stock and the qualifications, limitations and restrictions thereof set forth in this Certificate of Designation (as it may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other powers, preferences and relative, participating, optional and other special rights of the Series B Convertible Preferred Stock and the qualifications, limitations and restrictions thereof set forth in this Certificate of Designation (as so amended) which can be given effect without the invalid, unlawful or unenforceable powers, preferences and relative, participating, optional and other special rights of the Series B Convertible Preferred Stock and the qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no powers, preferences and relative, participating, optional or other special rights of the Series B Convertible Preferred Stock and the qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such powers, preferences and relative, participating, optional or other special rights of Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

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EXHIBIT D

SERIES C PREFERRED STOCK CERTIFICATE OF DESIGNATION

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
DOLPHIN DIGITAL MEDIA, INC.

DESIGNATING
SERIES C CONVERTIBLE PREFERRED STOCK

Pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act (the “FBCA”), this Florida Corporation adopts the following amendments to its Amended and Restated Articles of Incorporation (these “Articles of Amendment”):

1.	The name of the corporation is Dolphin Digital Media, Inc. (the “Company”).

2.	These Articles of Amendment were adopted by the Board of Directors of the Company (the “Board of Directors”) on October [ ], 2015 and by shareholder action on [ ], 2015.

3.	Article III of the Company’s Amended and Restated Articles of Incorporation is hereby amended to add the following as Section F thereof:

Section F. SERIES C CONVERTIBLE PREFERRED STOCK

1.           Designation; Amount Limitation of Issuances. There shall be a series of Preferred Stock that shall be designated as “Series C Convertible Preferred Stock,” and the number of shares constituting such series shall be 1,000,000. The number of shares constituting the Series C Convertible Preferred Stock may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series C Convertible Preferred Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Company.

The Company may issue shares of Class C Preferred Stock only to an Eligible Class C Preferred Stock Holder, who may transfer such shares only to another Eligible Class C Preferred Stock Holder.

2.           Definitions.

Unless the context otherwise requires, each of the terms defined in this Section 2 shall have, for all purposes of this Certificate of Designation, the meaning herein specified (with terms defined in the singular having comparable meanings when used in the plural):

“Articles of Incorporation” means the Company’s Articles of Incorporation, as in effect on the date of this Certificate of Designation.

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“Board of Directors” means the Board of Directors of the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“By-Laws” means the Company’s By-Laws, as amended, as in effect on the date of this Certificate of Designation.

“Capital Stock” means any and all shares, interests, participations or other equivalents in the equity interest (however designated) in the Company.

 “Common Share Equivalents” means securities, options, warrants, derivatives, debt instruments or other rights convertible into, or exercisable or exchangeable for, or entitling the holder thereof to receive directly or indirectly, Common Stock.

“Common Stock” means the common stock, $0.015 par value per share, of the Company or any other Capital Stock into which such shares of common stock shall be reclassified or changed.

“Common Stock Transfer Agent” has the meaning set forth in Section 6(c) hereof.

“Company’s Organizational Documents” means the Articles of Incorporation, this Certificate of Designations, any other certificate of designations issued pursuant to the Articles of Incorporation, and the By-Laws.

“Conversion Number” has the meaning set forth in Section 6(a) hereof.

“Conversion Shares” has the meaning set forth in Section 6(b) hereof.

“Converted Shares” has the meaning set forth in Section 6(c) hereof.

“Converting Shares” has the meaning set forth in Section 6(c) hereof.

“Dilutive Issuance” has the meaning set forth in Section 6(i) hereof.

“Eligible Class C Preferred Stock Holder” means any of (i) Dolphin Entertainment, Inc., for so long as Bill O’Dowd continues to beneficially own at least 90% and serves at the board of directors or other governing entity, (ii) any other entity that Bill O’Dowd beneficially owns more than 90%, or a trust for the benefit of others, for which Bill O’Dowd serves as trustee and (iii) Bill O’Dowd individually.

“Holders” means the record holders of the shares of Series C Convertible Preferred Stock, as shown on the books and records of the Company.

“Junior Stock” has the meaning set forth in Section 3 hereof.

“Liquidation Event” means (i) any voluntary or involuntary liquidation, dissolution or winding-up of the Company, (ii) the consummation of a merger or consolidation in which the stockholders of the Company prior to such transaction own less than a majority of the voting securities of the entity surviving such transaction, or (iii) the sale, distribution or other disposition of all or substantially all of the Company’s assets.

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“Liquidation Preference” has the meaning set forth in Section 5(a) hereof.

“Market Price” means the last reported sale price of the Common Stock on the primary U.S. national securities exchange, automated quotation system or inter-dealer quotation system upon which the Common Stock is then traded or quoted.

“Optional Conversion Threshold” shall mean that the Company has accomplished, as determined by the vote of the majority of the independent directors of the Board in its sole discretion, any of the following (i) EBITDA of more than $3.0 million in any calendar year, (ii) production of two feature films, (iii) production and distribution of at least three web series, (iv) theatrical distribution in the United States of one feature film, or (v) any combination thereof that is subsequently approved by the majority of the independent directors of the Board based on the strategic plan approved by the Board.

“Parity Stock” has the meaning set forth in Section 3 hereof.

“Person” includes all natural persons, corporations, business trusts, limited liability companies, associations, companies, partnerships, joint ventures and other entities, as well as governments and their respective agencies and political subdivisions.

“Senior Stock” has the meaning set forth in Section 3 hereof.

“Series C Convertible Preferred Stock” has the meaning set forth in Section 1 hereof.

“Stated Value” means $0.001 per share of Series C Convertible Preferred Stock, as may be adjusted for any stock split, reverse stock split, dividend or similar event relating to the Series C Convertible Preferred Stock.

“Transfer Agent” means the entity designated from time to time by the Company to act as the registrar and transfer agent for the Series C Convertible Preferred stock or, if no entity has been so designated to act in such capacity, the Company.

3.           Ranking.

The Series C Convertible Preferred Stock shall, with respect to rights on the liquidation, winding-up and dissolution of the Company (as provided in Section 5 below), rank (a) senior to all classes of Common Stock, to the Series B Convertible Preferred and to each other class of Capital Stock or series of Preferred Stock established hereafter by the Board of Directors the terms of which expressly provide that such class ranks junior to the Series C Convertible Preferred Stock as to rights on the liquidation, winding-up and dissolution of the Company (collectively referred to as the “Junior Stock”), (b) on a parity with each other class of Capital Stock or series of Preferred Stock established hereafter by the Board of Directors as to rights on the liquidation, winding-up and dissolution of the Company (collectively referred to as the “Parity Stock”) and (c) junior to any future class of Preferred Stock established hereafter by the Board of Directors, the terms of which expressly provide that such class ranks senior to the Series C Convertible Preferred Stock as to rights on the liquidation, winding-up and dissolution of the Company (collectively referred to as the “Senior Stock”).

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The Series C Convertible Preferred Stock shall, with respect to rights to dividends (as provided in Section 4 below), rank on a parity with each class of Common Stock.

4.           Dividends.

The Company shall not declare, pay or set aside any dividends on shares of Common Stock (other than dividends on shares of Common Stock payable solely in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Company’s Organizational Documents) the Holders simultaneously receive a dividend on each outstanding share of Series C Convertible Preferred Stock in an amount equal to that dividend per share of Series C Convertible Preferred Stock as would equal the product of the dividend payable on each share of Common Stock and the number of shares of Common Stock then issuable upon conversion of one share of Series C Convertible Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend and without regard to any limitation on conversion set forth in Section 6(b) hereof.

5.           Liquidation Preference.

(a) Except as otherwise provided in Section 6(h), upon any Liquidation Event, each Holder shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, on account of each share of Series C Convertible Preferred Stock held by such Holder, (i) prior to the holders of any class or series of Common Stock and Junior Stock, (ii) pro rata with the holders of any Parity Stock and (iii) after the holders of any Senior Stock, an amount (such amount, the “Liquidation Preference”) equal to the Stated Value.

(b) Except as otherwise provided in Section 6(h), upon any Liquidation Event, after the payment of the Liquidation Preference the remaining assets of the Company available for distribution to its stockholders shall be distributed first to satisfy any preference of any other Preferred Stock that was junior to the Series C Preferred Stock and then among the Holders and the holders of the shares of Capital Stock, pro rata, based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of this Certificate of Designation (or any other applicable certificate of designation) immediately prior to such Liquidation Event without regard to any limitation on conversion set forth in Section 6(b) hereof.

6.           Conversion.

(a) Holder’s Right to Convert.  Upon the Board’s determination that an Optional Conversion Threshold has been met, subject to the provisions of Section 6(c) hereof, each Holder shall have the right, upon the delivery of a written notice to the Company, to convert any share of Series C Convertible Preferred Stock held by it into that number of fully paid and nonassessable shares of Common Stock (“Conversion Shares”) equal to the Conversion Number at the time in effect. Any Holder may convert all or less than all of the shares of Series C Convertible Preferred Stock held by it at any time after such determination. Any Holder’s conversion of shares of Series C Preferred Stock under this Section 6(a) shall not be effective unless such Holder has also complied with the provisions set forth in Section 6(c) hereof at the time of delivery of its aforesaid written notice to the Company. The initial “Conversion Number” per share of Series C Convertible Preferred Stock shall be one (1); provided, however, that the Conversion Number in effect from time to time shall be subject to adjustment as provided hereinafter.

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(b) Automatic Conversion.  The Class C Preferred Stock shall automatically be converted upon the occurrence of any of the following events:

(i)           Each outstanding share of Class C Preferred Stock which is transferred to any holder other than an Eligible Class C Preferred Stock Holder shall automatically convert into that number of fully paid and nonassessable Conversion Shares equal to the Conversion Number at the time in effect.

(ii)           If the aggregate number of shares of Common Stock plus Conversion Shares (issuable upon conversion of the Class B Convertible Preferred Stock and the Class C Convertible Preferred Stock) held by the Eligible Class C Preferred Stock Holders in the aggregate constitute 10% or less of the sum of (x) the outstanding shares of Common Stock of the Company plus (y) all Conversion Shares held by the Eligible Class C Preferred Stock Holders, then each outstanding Class C Convertible Preferred Stock then outstanding will automatically convert into that number of fully paid and nonassessable Conversion Shares equal to the Conversion Number at the time in effect.

(ii)           At such time as a Holder of Class C Preferred Stock ceases to be an Eligible Class C Preferred Stock Holder, each share of Class C Preferred Stock held by such person or entity shall immediately convert into that number of fully paid and nonassessable Conversion Shares equal to the Conversion Number at the time in effect.

(c) Conversion Procedures.  Each conversion of shares of Series C Convertible Preferred Stock into shares of Common Stock shall be effected by the surrender of the certificate(s) evidencing the shares of Series C Convertible Preferred Stock to be converted (the “Converting Shares”) at the principal office of the Company (or such other office or agency of the Company as the Company may designate by notice in writing to the Holders of the Series C Convertible Preferred Stock) at any time during its usual business hours, together with written notice by the holder of such Converting Shares, (i) stating that the Holder desires to convert the Converting Shares, or a specified number of such Converting Shares, evidenced by such certificate(s) into shares of Common Stock (the “Converted Shares”), and (ii) giving the name(s) (with addresses) and denominations in which the Converted Shares should either be registered with the Company’s transfer agent and registrar for the Common Stock (the “Common Stock Transfer Agent”) on its records in book-entry form under The Direct Registration System or certificated, and, in either case, instructions for the delivery of a statement evidencing book-entry ownership of the Converted Shares or the certificates evidencing the Converted Shares. Upon receipt of the notice described in the first sentence of this Section 6(c), together with the certificate(s) evidencing the Converting Shares, the Company shall be obligated to, and shall, cause to be issued and delivered in accordance with such instructions, as applicable, either (x) a statement from the Common Stock Transfer Agent evidencing ownership of the Converted Shares, registered in the name of the Holder or its designee on the Common Stock Transfer Agent’s records in book-entry form under The Direct Registration System or (y) certificate(s) evidencing the Converted Shares and, if applicable, a certificate (which shall contain such applicable legends, if any, as were set forth on the surrendered certificate(s)) representing any shares which were represented by the certificate(s) surrendered to the Company in connection with such conversion but which were not Converting Shares and, therefore, were not converted. All or some Converted Shares so issued whether in book-entry form under the Direct Registration System or in certificated form may be subject to restrictions on transfer as required by applicable federal and state securities laws. Any such Converted Shares subject to restrictions on transfer under applicable federal and state securities laws shall be encumbered by stop transfer orders and restrictive legends (or equivalent encumbrances). Such conversion, to the extent permitted by law, shall be deemed to have been effected as of the close of business on the date on which such certificate(s) shall have been surrendered and such written notice shall have been received by the Company unless a later date has been specified by such Holder, and at such time the rights of the Holder of such Converting Shares as such Holder shall cease, and the Person(s) in whose name or names the Converted Shares are to be issued either in book-entry form or certificated form, as applicable, upon such conversion shall be deemed to have become the holder(s) of record of the Converted Shares.

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(d) Effect of Conversion. Upon the issuance of the Converted Shares in accordance with Section 6, such shares shall be deemed to be duly authorized, validly issued, fully paid and non-assessable.

(e) Adjustments for Common Stock Dividends and Distributions. If the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Conversion Number then in effect shall be increased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Number then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date. To the extent an adjustment is made in respect of the foregoing pursuant to Section 6(f) or the Holder actually receives the dividend to which any such adjustment relates, an adjustment shall not be made pursuant to this Section 6(e).

(f) Conversion Number Adjustments for Subdivisions, Combinations or Consolidations of Common Stock.

(i) In the event the Company should at any time or from time to time fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of shares of Common Stock entitled to receive a dividend or other distribution payable in additional Common Share Equivalents, without payment of any consideration by such holder for additional Common Share Equivalents (including the additional Common Stock issuable upon conversion, exchange or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Number then in effect shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each such share of such Series C Convertible Preferred Stock shall be increased in proportion to such increase of outstanding shares of Common Stock and shares issuable with respect to Common Share Equivalents.

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(ii) If the number of shares of Common Stock outstanding at any time is decreased by a combination, consolidation, reclassification or reverse stock split of the outstanding shares of Common Stock or other similar event, then, following the record date of such combination, the Conversion Number then in effect shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each such share of such Series C Convertible Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(g) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination, merger or sale of assets transaction provided for elsewhere in this Section 6), provision shall be made so that the Holders shall thereafter be entitled to receive upon conversion of the Series C Convertible Preferred Stock the number of shares of Capital Stock or other securities or property of the Company to which a holder of Common Stock would have been entitled on recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the Holders after the recapitalization to the end that the provisions of this Section 6 (including adjustment of the Conversion Number then in effect and the number of shares issuable upon conversion of the Series C Convertible Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(h) Mergers and Other Reorganizations. If at any time or from time to time there shall be a reclassification of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 6) or a merger or consolidation of the Company with or into another entity or the sale of all or substantially all of the Company’s properties and assets to any other Person, then, as a part of and as a condition to the effectiveness of such reclassification, merger, consolidation or sale, lawful and adequate provision shall be made so that the Holders shall thereafter be entitled to receive upon conversion of the Series C Convertible Preferred Stock the number of shares of Capital Stock or other securities or property, if any, of the Company or of the successor entity resulting from such reclassification, merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled in connection with such reclassification, merger, consolidation or sale. In any such case, appropriate provision shall be made with respect to the rights of the Holders after the reclassification, merger, consolidation or sale to the end that the provisions of this Section 6 (including, without limitation, provisions for adjustment of the Conversion Number and the number of shares purchasable upon conversion of the Series C Convertible Preferred Stock) shall thereafter be applicable, as nearly as may be, with respect to any shares of Capital Stock, securities or property to be deliverable thereafter upon the conversion of the Series C Convertible Preferred Stock.

Each Holder, upon the occurrence of a reclassification, merger or consolidation of the Company or the sale of all or substantially all its assets and properties, as such events are more fully set forth in the first paragraph of this Section 6(h), shall have the option of electing treatment of its shares of Series C Convertible Preferred Stock under either this Section 6(h) or Section 5 hereof, notice of which election shall be submitted in writing to the Company at its principal offices no later than ten (10) days before the effective date of such event, provided that any such notice of election shall be effective if given not later than fifteen (15) days after the date of the Company’s notice pursuant to Section 6(i) hereof with respect to such event, and, provided, further, that if any Holder fails to give the Company such notice of election, the provisions of this Section 6(h) shall govern the treatment of such Holder’s shares of Series C Convertible Preferred Stock upon the occurrence of such event.

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(i) Issuances of Common Stock.  If the Company, prior to the fifth (5th) anniversary of the issuance of the first share of Series C Convertible Preferred Stock issues shares of Common Stock (but not upon the issuance of Common Stock Equivalents) either (i) upon the conversion or exercise of any instrument currently or hereafter issued (but not upon the conversion of the Series C Preferred Stock), (ii) upon the exchange of debt for shares of common stock or (iii) in a private placement (a “Dilutive Issuance”), then the Conversion Number shall be adjusted to equal then the Conversion Number shall be adjusted to equal the sum of the amounts created by each individual Dilutive Issuance, wherein for each Dilutive Issuance the amount is determined from the result of:

1)
The Product of  the number of shares of Common Stock owned by the Eligible Series C Preferred Holder upon the issuance of the first share of Series C Convertible Preferred Stock divided by the aggregate number of shares of Common Stock outstanding upon the issuance of the first share of Series C Convertible Preferred Stock;

2)	Then this Product Multiplied by the individual Dilutive Issuance;

3)	Then this Product Divided by the Amount Created When The Percentage Created in Step One is Subtracted from 100 percent;

4)	Then this Product Divided by the number of shares of Series C Preferred Stock then outstanding.

(j) Notices of Record Date. In the event (i) the Company fixes a record date to determine the holders of Common Stock who are entitled to receive any dividend or other distribution, or (ii) there occurs any capital reorganization of the Company, any reclassification or recapitalization of the Common Stock of the Company, any merger or consolidation of the Company, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each Holder at least ten (10) days prior to the record date specified therein, a notice specifying (a) the date of such record date for the purpose of such dividend or distribution and a description of such dividend or distribution, (b) the date on which any such reorganization, reclassification, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (c) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock or other securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, dissolution, liquidation or winding up.

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(k) No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the Holders against impairment.

(l) Fractional Shares and Certificate as to Adjustments. In lieu of any fractional shares to which a Holder would otherwise be entitled upon conversion, the Company shall pay cash equal to such fraction multiplied by the Market Price of one share of Common Stock, as determined in good faith by the Board of Directors. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series C Convertible Preferred Stock of each Holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

Upon the occurrence of each adjustment or readjustment of the Conversion Number of any share of Series C Convertible Preferred Stock pursuant to this Section 6, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any Holder, furnish or cause to be furnished to such Holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Number at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such Holder’s shares of Series C Convertible Preferred Stock. The provisions of Section 6(e), (f), (g), (h) and (i) shall apply to any transaction and successively to any series of transactions that would require any adjustment pursuant thereto.

(m) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Convertible Preferred Stock(taking into account the adjustments required by this Section 6), such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Convertible Preferred Stock, in addition to such other remedies as shall be available to the Holders, the Company will, as soon as is reasonably practicable, take all such action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

7.           Voting Rights. Each Holder, except as otherwise required under the FBCA or as set forth herein, shall be entitled or permitted to vote on all matters required or permitted to be voted on by the holders of Common Stock of the Company and shall be entitled to that number of votes equal to three votes for the number of whole shares of Common Stock into which such Holder’s shares of the Series C Convertible Preferred Stock could then be converted, pursuant to the provisions of Section 6 hereof, at the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise expressly provided herein or as otherwise required by law, the Series C Convertible Preferred Stock and the Common Stock shall vote together (or render written consents in lieu of a vote) as a single class on all matters upon which the Common Stock is entitled to vote.

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8.           Reissuance of Shares of Series C Convertible Preferred Stock.

Shares of Series C Convertible Preferred Stock that have been issued and reacquired in any manner, including shares purchased, redeemed, converted or exchanged, shall (upon compliance with any applicable provisions of the FBCA) be permanently retired or cancelled and shall not under any circumstances be reissued. The Company shall from time to time take such appropriate action as may be required by applicable law to reduce the authorized number of shares of Series C Convertible Preferred Stock by the number of shares that have been so reacquired.

9.           Notices.

Any and all notices, consents, approval or other communications or deliveries required or permitted to be provided under this Certificate of Designation shall be in writing and shall be deemed given and effective on the earliest of (a) the date of receipt, if such notice, consent, approval or other communication is delivered by hand (with written confirmation of receipt) or via facsimile to the Company or the Holders, as applicable, at the facsimile number specified in the register of Holders of Series C Convertible Preferred Stock maintained by the Transfer Agent prior to 5:00 p.m. (New York City time) on a Business Day, (b) the next Business Day after the date of receipt, if such notice, consent, approval or other communication is delivered via facsimile to the Company or the Holder, as applicable, at the facsimile number specified in the register of Holders of Series C Convertible Preferred Stock maintained by the Transfer Agent on a day that is not a Business Day or later than 5:00 p.m. (New York City time) on any Business Day, or (c) the third Business Day following the date of deposit with a nationally recognized overnight courier service for next Business Day delivery and addressed to the Company or the Holder, as applicable, at the address specified in the register of Holders of Series C Convertible Preferred Stock maintained by the Transfer Agent.

10.           Headings.

The headings of the various sections and subsections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

11.           Severability of Provisions.

If any powers, preferences and relative, participating, optional and other special rights of the Series C Convertible Preferred Stock and the qualifications, limitations and restrictions thereof set forth in this Certificate of Designation (as it may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other powers, preferences and relative, participating, optional and other special rights of the Series C Convertible Preferred Stock and the qualifications, limitations and restrictions thereof set forth in this Certificate of Designation (as so amended) which can be given effect without the invalid, unlawful or unenforceable powers, preferences and relative, participating, optional and other special rights of the Series C Convertible Preferred Stock and the qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no powers, preferences and relative, participating, optional or other special rights of the Series C Convertible Preferred Stock and the qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such powers, preferences and relative, participating, optional or other special rights of Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

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